SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VAIL RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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VAIL RESORTS, INC.

390 Interlocken Crescent

Broomfield, Colorado 80021

NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS

To be held on December 7, 2007

October 26, 2007

To our Stockholders:

The annual meeting of stockholders of Vail Resorts, Inc., a Delaware corporation, will be held on Friday, December 7, 2007 at 10:00 a.m., Mountain Standard Time at the Renaissance Suites Hotel, 500 Flatiron Boulevard, Broomfield, Colorado 80021, to:

(1)	Elect seven directors to serve for a one year term or until their successors are elected;

(2)	Approve the material terms for payment of our annual executive incentive compensation under our Management Incentive Plan;

(3)	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2008; and

(4)	Transact such other business as may properly come before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only holders of record of shares of our common stock at the close of business on October 12, 2007 are entitled to receive notice of, and to vote at, the annual meeting or at any postponement or adjournment thereof. A list of stockholders entitled to vote at the annual meeting will be available for the examination of any stockholder at the annual meeting and for ten days prior to the annual meeting at our principal executive offices located at 390 Interlocken Crescent, Suite 1000, Broomfield, Colorado 80021.

Pursuant to new rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or before October 26, 2007, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners at the close of business on October 12, 2007. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will also identify the date, the time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report to stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person.

Stockholders are cordially invited to attend the annual meeting. If you wish to vote shares held in your name at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification. If you hold shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership at the meeting. Proof of ownership could include a proxy from your broker, bank or other nominee or a copy of your account statement. Attendance at our annual meeting will be limited to persons presenting a Notice of Internet Availability of Proxy Materials or proxy card (if you requested one) and picture identification.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD, TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Standard Time on Thursday, December 6, 2007.

By Order of the Board of Directors,

Fiona E. Arnold
Senior Vice President,
General Counsel and Secretary

VAIL RESORTS, INC.

390 Interlocken Crescent	Broomfield, Colorado 80021

PROXY STATEMENT FOR THE 2007

ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Vail Resorts, Inc. (the “Company”) to be voted at our annual meeting, which will take place on Friday, December 7, 2007 at 10:00 a.m., local time, at the Renaissance Suites Hotel, 500 Flatiron Boulevard, Broomfield, Colorado 80021 and at any adjournment or postponement thereof. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.

In accordance with rules and regulations recently adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include our proxy statement and annual report, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in hard copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will be available to stockholders on or before October 26, 2007.

Who is entitled to vote at or attend the annual meeting?

Holders of record of our common stock as of the close of business on October 12, 2007, which we refer to as the record date, are entitled to vote. On the record date we had 38,936,639 shares of common stock outstanding. Each share is entitled to one vote on each item being voted on at the annual meeting. You are entitled to attend the annual meeting only if you were a Vail Resorts, Inc. stockholder or joint holder as of the record date or you hold a valid proxy for the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If, on October 12, 2007, your shares were registered directly in your name with the Company’s transfer agent, Wells Fargo Bank Minnesota, N.A., then you are a stockholder of record and a Notice of Internet Availability was sent to you by the Company. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on October 12, 2007, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in

“street name” and a Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares held in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent and bring such proxy to the annual meeting. If you want to attend the annual meeting, but not vote at the annual meeting, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to October 12, 2007, a copy of the voting instruction card provided by your broker or other agent, or other similar evidence of ownership. Whether or not you plan to attend the meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.

How do I vote my shares?

By Telephone or the Internet—Stockholders can simplify their voting by voting their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Standard Time, on December 6, 2007.

By Mail—Stockholders who request a paper proxy card by telephone or Internet may elect to vote by mail and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the voting instruction card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

At the Meeting—Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the annual meeting.

Can I change my vote?

You may change your vote at any time prior to the vote at the annual meeting by:

•	timely delivery of a later-dated proxy (including telephone or Internet vote);

•	written notice of revocation to our Secretary at 390 Interlocken Crescent, Broomfield, Colorado 80021; or

•	attending the annual meeting and voting in person.

If you are a beneficial owner of shares, you may change your vote by submitting new voting instructions to your broker, or other agent following the instructions they provided, or, if you have obtained a legal proxy from your broker or other agent giving you the right to vote your shares, by attending the meeting and voting in person.

How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding common stock must be present in person or represented by proxy. Both abstentions and broker non-votes described below are counted for the purpose of determining the presence of a quorum. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

What are the voting requirements?

In the election of directors, you may vote “FOR” one or more of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you elect “WITHHELD,” your vote will be counted as a vote cast with respect to such nominee and will have the effect of a negative vote. You may not cumulate your votes for the election of directors. Each director requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy, entitled to vote and actually voted at the annual meeting.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” which we refer to as an abstention, your vote will not be counted for voting purposes and therefore will have no effect on the outcome of any vote. However, abstentions are considered present for purposes of determining a quorum, even though they are not considered votes cast on that proposal since an abstention is not a vote cast. This treatment of abstentions is consistent with the express terms of our Bylaws regarding stockholder voting. If you provide specific instructions with regard to certain proposals, your shares will be voted as you instruct on such proposals.

The proposal to approve our Management Incentive Plan requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voted on the proposal at the annual meeting. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voted on the proposal at the annual meeting.

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given by the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are considered present for purpose of determining a quorum but are not considered entitled to vote or votes cast on that proposal. Thus, a broker non-vote will make a quorum more readily attainable, but broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors (Proposal No. 1) and the proposal to ratify the appointment of our independent registered public accounting firm for the current fiscal year (Proposal No. 3) are considered routine matters. The proposal to approve the material terms for payment of our annual executive incentive compensation under our Management Incentive Plan (Proposal No. 2) is not considered a routine matter and, consequently, without your voting instructions, your brokerage firm cannot vote your shares on this proposal.

Who will serve as inspector of elections?

The inspector of elections will be a representative from Broadridge Financial Solutions, Inc.

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the cost of soliciting proxies. In addition to the original solicitation of proxies, proxies may be solicited personally, by telephone or other means of communication, by our directors and employees. Directors and employees will not be paid any additional compensation for soliciting proxies.

We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such common stock.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

If you receive more than one Notice of Internet Availability of Proxy Materials, you hold shares registered in more than one name or shares that are registered in different accounts. To ensure that all of your shares are voted, you will need to vote separately by telephone or the Internet using the specific control number contained in each Notice of Internet Availability of Proxy Materials that you receive.

What if I submit a proxy but do not make specific choices?

If a proxy is voted by telephone or Internet, or is signed and returned by mail without choices specified, in the absence of contrary instructions, subject to Rule 14a-4(d)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the shares of common stock represented by such proxy will be voted “FOR” Proposals 1, 2 and 3, and will be voted in the proxy holders’ discretion as to other matters that may properly come before the annual meeting.

Annual Meeting Materials

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the annual report of the Company for the fiscal year ended July 31, 2007 have been made available to all stockholders entitled to Notice of Internet Availability of Proxy Materials and entitled to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second fiscal quarter ending January 31, 2008, which will be filed with the SEC.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board of Directors, or Board, presently consists of eight members. The Board of Directors has nominated seven directors for re-election by our stockholders. Each director to be elected will hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. John Hannan is not standing for re-election at the annual meeting. As of the date of this proxy statement, our Nominating & Governance Committee has not yet identified a candidate to fill the resulting vacancy. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. The proxies solicited by this proxy statement may not be voted for more than seven nominees.

The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, “FOR” the election of Messrs. Hernandez, Hyde, Katz, Kincaid, Micheletto, Sorte and Stiritz as directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee, if any, proposed by the Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve.

INFORMATION WITH RESPECT TO NOMINEES

The following sets forth the name and age of each nominee, identifies whether the nominee is currently a member of the Board, lists all other positions and offices, if any, now held by him with the Company, and specifies his principal occupation during at least the last five years.

Nominees for Directors

Roland A. Hernandez, 50, was appointed a director of the Company in December 2002. Mr. Hernandez is the founding principal and Chief Executive Officer of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets. Prior to forming that company, Mr. Hernandez was President, Chief Executive Officer and Chairman of the Board of Telemundo Group, Inc., a Spanish-language television and entertainment company. From 1995 to 1998, Mr. Hernandez was President and Chief Executive Officer of Telemundo Group, Inc. From 1986 to 1994, Mr. Hernandez was President of the corporate general partner of Interspan Communications. Mr. Hernandez is a director of Wal-Mart Stores, Inc., Ryland Group, Inc., MGM Mirage and Lehman Brothers Holdings, Inc. He serves on the audit committee of Ryland Group, Inc. and as Chairman of the audit committees of Wal-Mart Stores, Inc. and MGM Mirage.

Thomas D. Hyde, 58, was appointed a director of the Company in June 2006. Mr. Hyde is Executive Vice President and Corporate Secretary of Wal-Mart Stores, Inc. (“Wal-Mart”). From June 2003 to June 2005, Mr. Hyde served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart and from July 2001 to June 2003, he served as Executive Vice President, Senior General Counsel of Wal-Mart. Prior to July 2001, he served as Senior Vice President and General Counsel of Raytheon Company since 1992.

Robert A. Katz, 40, was appointed a director of the Company in June 1996, serving as Lead Director from June 2003 until his appointment as Chief Executive Officer of the Company in February 2006. Prior to his appointment as the Company’s Chief Executive Officer, Mr. Katz had been associated with Apollo Management L.P., a private securities and investment management firm, since 1990.

Richard D. Kincaid, 45, was appointed a director of the Company in June 2006. Mr. Kincaid is a principal and founder of Lakeshore Holdings, LLC, a real estate opportunity fund. Until March 2007, Mr. Kincaid was President, Chief Executive Officer and a trustee of Chicago-based Equity Office Properties Trust (“Equity Office”). Mr. Kincaid was President of Equity Office since 2002 and was named Chief Executive Officer in

April 2003. From 1997 to 2002, Mr. Kincaid was Executive Vice President of Equity Office and was Chief Operating Officer from September 2001 until November 2002. He served as Chief Financial Officer of Equity Office from March 1997 until August 2002. Mr. Kincaid also is a director of Rayonier Inc., a global supplier of timber, performance fibers and wood products.

Joe R. Micheletto, 71, was appointed a director of the Company in February 1997 and has been Chairman of the Board of the Company since February 2006. Since September 2003, Mr. Micheletto has served as Vice Chairman of Ralcorp Holdings, Inc. (“Ralcorp”). From September 1996 to September 2003, Mr. Micheletto served as Chief Executive Officer and President of Ralcorp and was Co-Chief Executive Officer and Chief Financial Officer of Ralcorp from January 1994 to September 1996. From 1985 to 1994, he served as Vice President and Controller of Ralston Purina Company. From 1991 to 1997, Mr. Micheletto served as Chief Executive Officer of Ralston Resorts, Inc. Mr. Micheletto also serves as a director of Energizer Holdings, Inc.

John F. Sorte, 60, was appointed a director of the Company in January 1993. Mr. Sorte has been President and Chief Executive Officer of Morgan Joseph & Co. Inc., an investment banking firm, since June 2001. From March 1994 to June 2001, he served as President of New Street Advisors L.P. and from 1992 until 1994 as Chief Executive Officer of New Street Capital Corporation. Prior to that position, Mr. Sorte joined Drexel Burnham Lambert Inc. as Managing Director in 1980 and served as Chief Executive Officer from 1990 through 1992. Mr. Sorte is also a director of WestPoint Stevens, Inc.

William P. Stiritz, 73, was appointed a director of the Company in February 1997. Mr. Stiritz has been a private equity investor since May 2001. From April 1998 to May 2001, he was Chairman of the Board, Chief Executive Officer and President of Agribrands International, Inc. Mr. Stiritz was Chairman of the Board of Ralston Purina Company from January 1982 to December 2001. Mr. Stiritz serves as Chairman of the Board of both Ralcorp Holdings, Inc. and Energizer Holdings, Inc.

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares represented in person or by proxy, entitled to vote and which have actually been voted on this matter is required for the election of each director.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE NOMINEES.

MANAGEMENT

The following table sets forth the executive officers of the Company (or its operating subsidiaries) as of October 26, 2007.

Name	Position

Robert A. Katz	Chief Executive Officer
Jeffrey W. Jones	Senior Executive Vice President and Chief Financial Officer
Fiona E. Arnold	Senior Vice President and General Counsel
William A. Jensen	President, Mountain Division
Keith A. Fernandez	President, Vail Resorts Development Company
Stanley D. Brown	Executive Vice President and Chief Operating Officer—RockResorts and Vail Resorts Hospitality

For biographical information about Mr. Katz see “Information With Respect to Nominees.”

Jeffrey W. Jones, 45, was appointed Senior Executive Vice President and Chief Financial Officer in February 2006. Mr. Jones had previously been appointed Senior Vice President and Chief Financial Officer of the Company in November 2003. He originally joined the Company in September 2003, as Senior Vice President and Chief Financial Officer of Vail Resorts Development Company. From 1999 to 2003 Mr. Jones served as Executive Vice President and Chief Financial Officer of Clark Retail Enterprises, Inc. in Chicago, Illinois. From June 1998 to June 1999, Mr. Jones was Chief Financial Officer and Treasurer of Lids Corporation in Boston, Massachusetts. Mr. Jones is a member of the American Institute of Certified Public Accountants and a director and Chairman of the audit committee of iPCS, Inc.

Fiona E. Arnold, 40, was appointed Senior Vice President and General Counsel in June 2007. Ms. Arnold joined the Company as Deputy General Counsel in September 2006. From 2003 to 2006, Ms. Arnold served as Associate General Counsel for Western Gas Resources, Inc. in Denver, Colorado and from 2001 to 2003 she served as Vice President of Legal and Business Affairs and Assistant General Counsel for Crown Media Holdings, Inc., also in Denver. From 1998 to 2001, Ms. Arnold was an associate at the law firm Jones Day in Dallas, Texas, where she practiced securities and transactional law. Ms. Arnold began her legal career in Australia in 1993.

William A. Jensen, 55, was appointed President of the Company’s Mountain Division in May 2007. Mr. Jensen previously served as the Mountain Division’s Co-President since February 2006. From May 1999 to February 2006, Mr. Jensen was Senior Vice President and Chief Operating Officer of Vail Mountain. Mr. Jensen served as Senior Vice President and Chief Operating Officer of Breckenridge Resort from May 1997 to May 1999. Mr. Jensen was President of Fibreboard Resort Group, the former operator of three California ski resorts from 1991 to 1996. Mr. Jensen currently serves on the Executive Board of the National Ski Areas Association, the Board of Colorado Ski Country USA and the Board of the Vail Valley Foundation.

Keith A. Fernandez, 55, was appointed President of Vail Resorts Development Company in May 2006. From 1997 until May 2006, Mr. Fernandez was President and Chief Operating Officer of Intracorp San Diego/Hawaii, part of a family of independent, privately held real estate development companies. Prior to joining Intracorp, Fernandez was affiliated with Molokai Ranch, Ltd. for four years, a major land owner/developer in Hawaii, and from 1985 to 1994, he had operated his own California-based development company, Wailoa Development.

Stanley D. Brown, 48, was appointed Executive Vice President and Chief Operating Officer of RockResorts and Vail Resorts Hospitality in July 2007. From 2006 until July 2007, Mr. Brown was Vice President Asia for Marriott International, Inc., managing 50 hotels and resorts based in Hong Kong. From 2000 to 2005, he was Vice President of Pacific Islands and Japan for Marriott International, Inc. based in Hawaii. From 1998 to 2000, he was General Manager for the Renaissance Sydney Hotel. From 1996 to 1998, he was General Manager for Saigon Marriott in Ho Chi Minh City, Vietnam, and from 1994 to 1996, he was General Manager for Jeddah Marriott in Jeddah, Saudi Arabia. Mr. Brown’s hospitality leadership career began in 1989 when he was appointed Resident Manager for Maui Marriott Resort in Lahaina, Maui.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

Set forth in the following table is the beneficial ownership of common stock at the close of business on October 4, 2007 for all directors, nominees, the named executive officers listed on the Summary Compensation Table, and, as a group, such persons and all other current executive officers.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Joe R. Micheletto	35,805	(1)(2)(3)	*	%
John J. Hannan	21,559	(4)	*
Roland A. Hernandez	31,559	(1)	*
Thomas D. Hyde	2,809		*
Richard D. Kincaid	7,809		*
John F. Sorte	39,059	(5)	*
William P. Stiritz	29,059	(3)(5)	*
Robert A. Katz	260,743	(6)	*
Jeffrey W. Jones	88,801	(7)	*
Keith A. Fernandez	9,182	(8)	*
William A. Jensen	27,878	(9)	*
Fiona E. Arnold	215		*
Roger D. McCarthy	7,666	(10)	*
Martha D. Rehm	996	(11)	*
Directors, nominees and executive officers as a group (15 Persons)	563,140	(12)	1.43%

*	As of October 4, 2007, no director or current executive officer owned more than one percent of the common stock outstanding (including exercisable options). Applicable percentages are based on 38,870,818 shares outstanding on October 4, 2007, adjusted as required by rules promulgated by the SEC. Unless indicated by footnote, the address for each listed director and executive officer is 390 Interlocken Crescent, Broomfield, CO 80021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the person named in the table report having sole voting and investment power with respect to all shares of common stock known as beneficially owned by them.

The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the Restricted Stock Units, or RSUs, and common stock underlying stock appreciation rights, or SARs, and options held by that person that are currently exercisable or are exercisable within 60 days of October 4, 2007, but excludes RSUs and our common stock underlying SARs or options held by any other person.

(1)	Includes options to purchase 25,000 shares of common stock which are currently exercisable.
(2)	Includes 3,246 shares of restricted stock that vest upon Mr. Micheletto ceasing to be a member of the Board of Directors.
(3)	Messrs. Micheletto and Stiritz disclaim beneficial ownership of all shares of common stock of the Company held by Ralcorp.
(4)	Includes options to purchase 15,000 shares of common stock which are currently exercisable.
(5)	Includes options to purchase 22,500 shares of common stock which are currently exercisable.
(6)	Includes options to purchase 25,000 shares of common stock which are currently exercisable. Includes 12,500 restricted shares of common stock outstanding and held by Mr. Katz that remain subject to vesting restrictions as of December 3, 2007 (60 days from October 4, 2007) which lapse in equal monthly installments from December 28, 2007 to February 28, 2009. Also includes 174,993 SARs which would be exercisable for 90,458 shares of common stock (assuming a fair market value of $65.60, the closing price of our common stock on October 4, 2007).

(7)	Includes options to purchase 70,000 shares of common stock which are or will become exercisable on or before December 3, 2007. Includes 8,007 SARs which would be exercisable for 3,159 shares of common stock (assuming a fair market value of $65.60, the closing price of our common stock on October 4, 2007).
(8)	Includes 5,542 SARs which would be exercisable for 2,532 shares of common stock (assuming a fair market value of $65.60, the closing price of our common stock on October 4, 2007).
(9)	Includes options to purchase 20,000 shares of common stock which are or will become exercisable on or before December 3, 2007. Includes 6,673 SARs which would be exercisable for 2,633 shares of common stock (assuming a fair market value of $65.60, the closing price of our common stock on October 4, 2007).
(10)	Such information is based on Mr. McCarthy’s last Form 4 filings filed with the SEC on February 15, 2007.
(11)	Such information is based on Ms. Rehm’s last Form 4 filings filed with the SEC on January 12, 2007.
(12)	Includes options to purchase 225,000 shares of common stock and 195,215 SARs which would be exercisable for a total of 98,782 shares of common stock as described in the above footnotes.

INFORMATION AS TO CERTAIN STOCKHOLDERS

Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company’s voting securities at the close of business on October 4, 2007, based on filings required by the SEC.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares		Percent of Total
Ralcorp Holdings, Inc.	7,454,406	(1)	19.18%
Ronald Baron	4,683,100	(2)	12.05%
Marsico Capital Management, LLC	4,075,835	(3)	10.49%
Columbia Wanger Asset Management, L.P.	2,887,600	(4)	7.43%
FMR Corp.	2,325,800	(5)	5.98%
Eagle Asset Management, Inc.	2,244,063	(6)	5.77%

Applicable percentages are based on 38,870,818 shares outstanding on October 4, 2007.

(1)	As reported by Ralcorp Holdings, Inc. and RH Financial Corporation on Schedule 13D/A filed with the SEC on November 1, 2006. The address for Ralcorp is 800 Market Street, Suite 1600, St. Louis, MO 63101.
(2)	As reported by Ronald Baron, Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Baron Asset Fund (“BAF”) on a joint Schedule 13G/A filed with the SEC on February 14, 2007. Ronald Baron is Chairman and Chief Executive Officer BCG, BAMCO and BCM and President and Chief Executive Officer of BAF. The address for Ronald Baron is 767 Fifth Avenue, 24th Floor, New York, NY 10153. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.
(3)	As reported by Marsico Capital Management, LLC on Schedule 13G filed with the SEC on August 10, 2007. The address for Marsico Capital Management, LLC is 1200 17th Street, Suite 1600, Denver, CO 80202.
(4)	As reported by Columbia Wanger Asset Management, L.P. on Schedule 13G/A filed with the SEC on January 11, 2007. The address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(5)	As reported by FMR Corp. on Schedule 13G filed with the SEC on February 14, 2007. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.
(6)	As reported by Eagle Asset Management, Inc. on Schedule 13G filed with the SEC on February 8, 2007. The address for Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, FL 33716.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company’s Board acts as the ultimate decision-making body of the Company and advises and oversees our management, who are responsible for the day-to-day operations and administration of the Company. The Board has adopted Corporate Governance Guidelines which, along with the charters of the Board committees and the Company’s Code of Ethics & Business Conduct, provide the framework for the governance of the Company. A complete copy of the Company’s Corporate Governance Guidelines, the charters of the Board committees and the Code of Ethics & Business Conduct for employees and directors may be found on the Company’s website at www.vailresorts.com. Copies of these materials are available in print, without charge upon written request to: Secretary, Vail Resorts, Inc. at 390 Interlocken Crescent, Broomfield, CO 80021.

Meetings of the Board

The Board held a total of eight meetings during the fiscal year ended July 31, 2007. During the fiscal year, all of the directors of the Company except Mr. Hannan attended 75% or more of the meetings of the Board and of committees of the Board on which they served, either in person or telephonically. The Chief Executive Officer typically develops the agenda for Board meetings and reviews the agenda with the Chairman of the Board. We do not have a formal policy regarding Board members attendance at our annual meetings of stockholders. Mr. Katz attended our 2006 annual meeting of stockholders.

Executive Sessions

The non-management directors’ practice is to meet in executive session following the conclusion of each Board meeting to discuss such matters as they deem appropriate and, at least once a year, to review the Compensation Committee’s annual review of the Chief Executive Officer. These executive sessions are chaired by the Chairman of the Board or other non-management director, as appointed by the Board, in the event the Chairman of the Board in any particular year is a management director. The Chairman of the Board is elected by the Board annually. Interested parties, including our stockholders, may communicate with the presiding director and the non-management directors by following the procedures under “Communications with the Board of Directors” below.

Director Nominations

The Nominating & Governance Committee considers and recommends candidates for election to the Board. The committee also considers candidates for election to the Board, if any, that are submitted by stockholders. Each member of the committee participates in the review and discussion of director candidates. In addition, members of the Board who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company. The minimum qualifications that the Nominating & Governance Committee believes must be met for a candidate to be nominated include integrity, independence, forthrightness, analytical skills and the willingness to devote appropriate time and attention to the Company’s affairs. Candidates must also demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all the stockholders rather than those of a specific constituency. Successful candidates also demonstrate significant experience in industries related to our business and in other areas of importance to the Company, such as general management, finance, marketing, technology, law or public sector activities.

Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure described in the Company’s Bylaws. Recommendations must include a written statement from the candidate expressing a willingness to serve. The Nominating & Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. During a regularly scheduled Board meeting, the members of the Nominating & Governance Committee nominated the seven nominees that are up for election at this year’s annual meeting.

Determinations Regarding Independence

Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the Corporate Governance Standards of the New York Stock Exchange, or the NYSE. The Board has adopted categorical standards of director independence, attached as Appendix “A” to this proxy statement, to assist it in making determinations of independence of Board members.

The Board has determined that each of the nominees, other than Mr. Katz, is “independent” under the categorical standards of director independence adopted by the Board and the applicable rules of the NYSE. In making its determination with respect to Messrs. Micheletto and Stiritz, who serve on the Board of Directors of Ralcorp as Vice Chairman and Chairman, respectively, the Board took into consideration that Messrs. Micheletto and Stiritz serve as non-executive directors of Ralcorp and there is no stockholder agreement or other arrangement between the Company and Ralcorp with regard to nominees for director.

Communications with the Board of Directors

The Company’s Board has adopted a formal process by which interested parties, including our stockholders, may communicate with the Board or the non-management directors. This information is available on the Company’s website at www.vailresorts.com, on the Corporate Governance home page within the Investor Relations section.

Code of Ethics & Business Conduct

The Company has adopted a Code of Ethics & Business Conduct that applies to all directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics & Business Conduct is available on the Company’s website at www.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021. The Company will also post on its website any amendment to the Code of Ethics & Business Conduct and any waiver granted to any of its directors or executive officers.

Committees of the Board

The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. The charters for all of these committees, which have been approved by the Board, are available on the Company’s website at www.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

The Executive Committee

The Executive Committee has all powers and rights necessary to exercise the full authority of the Board during the intervals between meetings of the Board in the management of the business and affairs of the Company, subject to certain limitations set forth in the charter of the Executive Committee. During fiscal 2007, the members of the Executive Committee were Messrs. Katz and Micheletto. During fiscal 2007, the Executive Committee did not formally meet, but acted by written consent five times.

The Audit Committee

The Audit Committee is primarily concerned with the effectiveness of the Company’s independent registered public accounting firm, accounting policies and practices, financial reporting and internal controls. The Audit Committee acts pursuant to its charter, and is authorized and directed, among other things, to (1) appoint, retain, compensate, evaluate and terminate, as appropriate, the Company’s independent registered public accounting firm, (2) approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent registered public accounting firm, (3) discuss with management and the independent registered public accounting firm the Company’s annual audited financial statements and quarterly financial statements, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, (4) review reports by the independent registered public accounting firm describing its internal quality control procedures and all relationships between the Company and the independent registered public accounting firm, (5) establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and (6) annually prepare a report as required by the SEC to be included in the Company’s annual proxy statement.

The members of the Audit Committee for the fiscal year ended July 31, 2007 were Mr. Micheletto, Chairman, and Messrs. Hernandez and Hyde. The Board has determined that Mr. Micheletto is an “audit committee financial expert” as defined in the rules and regulations adopted pursuant to the Exchange Act. Mr. Hernandez, a member of the Audit Committee, also serves on the audit committees of Ryland Group, Inc., Wal-Mart Stores, Inc. and MGM Mirage. Under the rules of the NYSE, if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. The Board has determined that Mr. Hernandez’s simultaneous service on the audit committees of Ryland Group, Inc., Wal-Mart Stores, Inc. and MGM Mirage will not impair his ability to serve effectively as a member of the Company’s Audit Committee. The Board has determined that all current members of the Audit Committee are “independent” as defined by the Corporate Governance Standards of the NYSE and the rules of the SEC applicable to audit committee members. The Audit Committee held four meetings, including meetings by telephone, during the last fiscal year.

AUDIT COMMITTEE REPORT*

Management is responsible for the Company’s accounting practices, internal control over financial reporting, the financial reporting process and preparation of the consolidated financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended July 31, 2007 were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1 AU Section 380), as amended, as adopted by the PCAOB in Rule 3200T, as well as the Company’s independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the PCAOB in Rule 3600T, and the Audit Committee discussed with the Company’s independent registered public accounting firm, and were satisfied with, that firm’s independence from the Company and its management. The Audit Committee has also considered whether the Company’s independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. Additionally, the Audit Committee meets with the internal auditor, with and without management present, to discuss the results of their examination and evaluation of the Company’s internal control over financial reporting. The Audit Committee has also reviewed and discussed Company policies with respect to risk assessment and risk management.

Based upon the Audit Committee’s discussion with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements as and for the fiscal year ended July 31, 2007 be included in the Company’s annual report on Form 10-K for the year ended July 31, 2007 for filing with the SEC on September 27, 2007.

Audit Committee
Joe R. Micheletto, Chairman
Roland A. Hernandez
Thomas D. Hyde

*

In accordance with the rules and regulations of the SEC, the material in the above report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation of this proxy statement into any other document filed with the SEC.

The Compensation Committee

The Compensation Committee acts pursuant to its charter and is authorized and directed, among other things, to (1) review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation, (2) review the performance of and make recommendations to the Board regarding the individual elements of total compensation for the executive officers of the Company other than the Chief Executive Officer, including any amendments to such executive’s agreement, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements, (3) review and approve the Company’s incentive compensation and equity-based plans and approve changes to such plans, in each case subject, where appropriate, to stockholder or Board approval, (4) approve annual retainer and meeting fees for non-employee members of the Board and committees of the Board, fix the terms and awards of stock compensation for such members of the Board and determine the terms, if any, upon which such fees may be deferred, and (5) produce a compensation committee report on executive officer compensation as required by the SEC, after the committee reviews and discusses with management the Company’s Compensation Discussion and Analysis, or CD&A, and considers whether to recommend that it be included in the Company’s proxy statement or annual report on Form 10-K filed with the SEC.

The members of the Compensation Committee for the fiscal year ended July 31, 2007 were Mr. Sorte, Chairman, and Messrs. Kincaid and Micheletto. The Board has determined that all current members of the Compensation Committee are “independent” as defined by the Corporate Governance Standards of the NYSE. The Compensation Committee held three meetings during the fiscal year ended July 31, 2007. The Compensation Committee consists of “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors,” within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and grants awards to the Company’s named executive officers, as defined herein, and to officers who are subject to Section 16 of the Exchange Act under the Company’s equity compensation plans.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least two times annually and with greater frequency as necessary and met three times in fiscal 2007. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s fees and other retention terms.

In September 2005, the Compensation Committee engaged Watson Wyatt Worldwide as compensation consultant. The Compensation Committee requested that the consultant:

•

conduct a competitive compensation review focusing on various executive positions with respect to base salary, total cash compensation (base salary plus annual cash incentive), long-term incentive compensation and total direct compensation (total cash compensation plus long-term incentives); and

•	provide a review of the long-term equity incentive program and make recommendations as to comparative alternatives.

As part of its engagement, the Compensation Committee requested that Watson Wyatt Worldwide develop a comparative group of companies and perform analyses of competitive performance and compensation levels for that group. The consultant ultimately developed recommendations that were presented to the Compensation Committee for its consideration, some of which were implemented into the Company’s compensation programs for fiscal 2007. These recommendations are discussed in the CD&A section of this proxy statement.

In June 2007, the Compensation Committee engaged Hewitt Associates as compensation consultant. The Compensation Committee requested that Hewitt Associates:

•	conduct a review of the Company’s total executive compensation program in which executives, senior managers and, in some cases, all employees participate; and

•

provide a competitive benchmarking analysis for various compensation components provided at executive levels, including salary, bonus, long-term incentives, supplemental benefits, perquisites, contracts/severance and general benefits (such as health and welfare, retirement and time off).

As part of its engagement, the Compensation Committee requested that Hewitt Associates develop a comparative group of companies to prepare the competitive benchmarking study. The consultant ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Hewitt Associates and resulting modifications, the Compensation Committee implemented certain of the recommendations in the Vail Resorts, Inc. Management Incentive Plan effective for fiscal years commencing August 1, 2007 and ending July 31, 2012, which was approved in September 2007 and a copy of which is filed as an appendix to this proxy statement. These recommendations are discussed in the CD&A section of this proxy statement. Certain other recommendations, such as the use of performance shares and suggested amendments to executive employment agreements regarding severance and change in control benefits, may be considered by the Compensation Committee in the upcoming year.

Under its amended and restated charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate, and the Chief Executive Officer has been granted authority to grant options and restricted stock to newly hired or recently promoted non-officer employees. The purpose of this delegation of authority is to enhance the flexibility of equity administration within the Company and to facilitate the timely grant of equity awards to new or recently promoted non-officer employees within specified limits approved by the Compensation Committee. In particular, the Chief Executive Officer may use this authority to grant equity awards for up to a pro rata portion of the equity award that an employee would have received as an annual grant if the employee was employed at the beginning of the fiscal year or in his or her promoted role as of the beginning of the fiscal year in which such employee was promoted.

Historically, the Compensation Committee has made the most significant adjustments to annual compensation, determined bonus and equity awards, and established new performance objectives at one or more meetings held during the first quarter of the fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the fiscal year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. The Board, however, makes all final determinations regarding these awards, based on the recommendations of the Compensation Committee, and none of our executive officers, including the Chief Executive Officer, are involved in the determination of their own compensation. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 are described in greater detail in the CD&A section of this proxy statement, as well as the narrative disclosure that accompanies the Summary Compensation Table and related tables in the Executive Compensation section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended July 31, 2007, no Compensation Committee interlocks existed between the Company and any other entity, meaning none of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. No member of our Compensation Committee has ever been an executive officer or employee of ours.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended July 31, 2007 and the Board of Directors approved that recommendation.

Compensation Committee
John F. Sorte, Chairman
Joe R. Micheletto
Richard D. Kincaid

The Nominating & Corporate Governance Committee

The Nominating & Governance Committee acts pursuant to its charter and is authorized and directed to (1) review the overall composition of the Board, (2) actively seek individuals qualified to become Board members for recommendation to the Board, (3) identify and recommend to the Board director nominees for the next annual meeting of stockholders and members of the Board to serve on the various committees of the Board, (4) be responsible for oversight of the evaluation of the performance of the Board and management and (5) review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval. The committee has the ability to review and present to the Board individual director candidates recommended by stockholders for election and stockholder proposals. The committee also has the authority to retain and terminate any search firm to be used to identify candidates and to approve the search firm’s fees and other retention terms.

The members of the Nominating & Governance Committee for the fiscal year ended July 31, 2007 were Mr. Stiritz, Chairman, and Messrs. Hannan and Hernandez. The Board has determined that all current members of the Nominating & Governance Committee are “independent” as defined by the Corporate Governance Standards of the NYSE. The Nominating & Governance Committee did not meet during the last fiscal year, although the committee did conduct a self-assessment shortly following the end of the fiscal year along with all other committees of the Board.

*	In accordance with the rules and regulations of the SEC, the material in the above report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act, notwithstanding any general incorporation of this proxy statement into any other document filed with the SEC.

Compensation of Directors

The following table shows for the fiscal year ended July 31, 2007 certain information with respect to the compensation of all non-employee directors of the Company:

Director Compensation for Fiscal 2007

Name (1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(3) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(4) (g)	Total ($) (h)
John J. Hannan(5)	40,000	110,528	—	—	—	—	150,528
Roland A. Hernandez(6)	67,000	110,528	—	—	—	—	177,528
Thomas D. Hyde(7)	71,000	92,978	—	—	—	—	163,978
Richard D. Kincaid(8)	56,000	92,978	—	—	—	—	148,978
Joe R. Micheletto(9)	131,000	110,528	—	—	—	—	241,528
John F. Sorte(10)	61,000	110,528	—	—	—	—	171,528
William P. Stiritz(11)	53,000	110,528	—	—	—	—	163,528

(1)	Robert A. Katz is also a named executive officer and his compensation as Chief Executive Officer is included in the Summary Compensation Table in the “Executive Compensation” section of this proxy statement. He does not receive any additional compensation for his service on the Board of Directors.
(2)	In fiscal 2007, Company directors received an annual cash retainer of $25,000, meeting fees of $5,000 for each meeting attended in person and $1,000 for meetings attended telephonically. In addition, Mr. Micheletto receives an additional $50,000 per year for service as Chairman of the Board and an additional $25,000 for service as Chairman of the Audit Committee. Messrs. Hernandez and Hyde receive an additional $15,000 for service on the Audit Committee. Messrs. Sorte and Stiritz, as Chairmen of our Compensation Committee and Nominating Governance Committees, respectively, each received $5,000 for such service. Messrs. Kincaid, Micheletto and Sorte received $1,000 for each Compensation Committee meeting attended, Messrs. Hannan, Hernandez and Stiritz received $1,000 for each Nominating and Governance Committee meeting attended and Messrs. Hernandez, Hyde and Micheletto received $2,000 for each Audit Committee Meeting attended.
(3)	On October 4, 2006, directors who were not employees of the Company, received a grant of RSUs for fiscal 2007 service, representing 2,809 shares of our common stock, having, at the time of grant, a fair market value of $111,573, based on the closing market price of the Company’s common stock of $39.72 per share on such date. The amounts in this column represent the portion of the fair value of RSUs recognized as expense during fiscal 2007 (before estimated forfeitures related to service-based vesting conditions) for financial statement reporting purposes in accordance with FAS 123R, “Share Based Payment,” and do not represent cash payments made to the directors or amounts realized. Under FAS 123R, the fair value of RSUs granted to directors is recognized ratably over the vesting period, which is one year from the date of grant. Assumptions used in the calculation of these amounts are included in notes 2 and 18 to our audited financial statements for fiscal 2007, which are included in our annual report on Form 10-K for fiscal 2007 filed with the SEC on September 27, 2007.
(4)	The Company provides its directors with certain skiing, golf and lodging privileges as described in the Summary of Vail Resorts, Inc. Director Compensation, in Exhibit 10.25 of our annual report on Form 10-K for the fiscal year ended July 31, 2007 filed with the SEC on September 27, 2007. Pursuant to SEC rules, perquisites and personal benefits are not reported for any director for whom such amounts were less than $10,000 in the aggregate for the fiscal year and perquisites do not include benefits generally available on a non-discriminatory basis to all of our employees, such as skiing privileges and lodging discounts.
(5)	As of July 31, 2007, Mr. Hannan held an aggregate of 15,000 shares subject to outstanding stock options and 2,809 shares subject to outstanding RSUs.

(6)	As of July 31, 2007, Mr. Hernandez held an aggregate of 25,000 shares subject to outstanding stock options and 2,809 shares subject to outstanding RSUs.
(7)	Amount reported in column “(b)” includes $36,000 that was contributed by Mr. Hyde to the Company’s nonqualified deferred compensation plan. As of July 31, 2007, Mr. Hyde held 2,809 shares subject to outstanding RSUs.
(8)	As of July 31, 2007, Mr. Kincaid held 2,809 shares subject to outstanding RSUs.
(9)	Amount reported in column “(b)” includes $14,000 that was contributed by Mr. Micheletto to the Company’s nonqualified deferred compensation plan. As of July 31, 2007, Mr. Micheletto held an aggregate of 25,000 shares subject to outstanding stock options and 2,809 shares subject to outstanding RSUs. In fiscal 2007, Mr. Micheletto was also granted restricted shares in lieu of payment of his annual retainer fees as a Board member, Chairman of the Board and Chairman of the Audit Committee, totaling $100,000, 2,048 shares of which were issued during the fiscal year ended July 31, 2007. The full amount of the fees earned by Mr. Micheletto but paid in restricted stock is included in column “(b)” and the restricted shares issued in lieu of payment of the annual Board fees is not included in column “(c)”. Under such arrangement, for fiscal 2007, Mr. Micheletto received 621, 557, 460 and 410 restricted shares, in the first, second, third and fourth quarters of fiscal 2007, respectively, having, at the time of grant, a fair market value in each instance, of approximately $25,000, based on the closing market price of the Company’s common stock of $40.02, $44.82, $54.33 and $60.87 on September 29, 2006, December 29, 2006, March 30, 2007 and June 29, 2007, respectively.
(10)	As of July 31, 2007, Mr. Sorte held an aggregate 22,500 shares subject to outstanding stock options and 2,809 shares subject to outstanding RSUs.
(11)	Amount reported in column “(b)” includes $27,000 that was contributed by Mr. Stiritz to the Company’s nonqualified deferred compensation plan. As of July 31, 2007, Mr. Stiritz held an aggregate of 22,500 shares subject to outstanding stock options and 2,809 shares subject to outstanding RSUs.

Director Cash Compensation

All of our non-employee directors receive annual fees, payable in quarterly installments. The annual retainer for each Board member is $25,000 and meeting fees are $5,000 for each Board meeting attended in person and $1,000 for meetings attended telephonically. In addition, the Chairman of the Board receives an additional $50,000 per year, the Chairman of the Audit Committee receives an additional $25,000 per year, each other Audit Committee member receives an additional $15,000 per year and the Chairman of the Nominating & Governance Committee and the Chairman of the Compensation Committee each receive an additional $5,000 per year. Members of the Compensation Committee and Nominating & Corporate Governance Committee receive $1,000 per committee meeting attended and Audit Committee members receive $2,000 per each committee meeting attended. The Lead Director receives an additional $25,000 per year, though the Company does not currently have a Lead Director. All directors receive reimbursement of their reasonable travel expenses.

Director Equity Compensation

The Company provides its directors with equity compensation as determined each year by the Compensation Committee. Stock options and RSUs granted to directors in fiscal 2007 are more fully described in footnote 3 to the table “Director Compensation in Fiscal 2007” above. We have agreed to grant restricted stock to Mr. Micheletto in lieu of payment of his annual Board fees. The shares are issued quarterly, on a calendar quarter basis, and the number of shares issued is calculated by dividing the annual Board fees earned during the calendar quarter by the closing price per share of our common stock on the last day of the calendar quarter. The restricted shares issued to Mr. Micheletto vest in full upon cessation of his service as a director and are more fully described in footnote 9 to the table “Director Compensation for Fiscal 2007” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company, and written representations that no other reports were required to be filed during the fiscal year ended July 31, 2007, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended July 31, 2007.

TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions Policy and Procedures

We have adopted a written Related Party Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related party transactions.” For purposes of our policy only, a “related party transaction” is a transaction, contract, agreement, understanding, loan, advance or guarantee (or any series of similar transactions or arrangements) in which the Company and any “related person” are participants involving an amount that exceeds $60,000. Transactions involving compensation for services provided to the Company as an officer or employee by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related party transaction, management must present information regarding the proposed related party transaction to the Chairman of the Audit Committee, the full Audit Committee or the Board of Directors for consideration and approval or ratification, depending upon the size of the transaction involved. In considering related party transactions, the Committee takes into account the fairness of the proposed transaction to the Company and whether the terms of such transaction are at least as favorable to the Company as it would receive or be likely to receive from an unrelated third party in a comparable or substantially comparable transaction.

As discussed above, we have adopted a Code of Ethics & Business Conduct, which we refer to as the Code of Ethics, that applies to all directors and employees. We distribute the Code of Ethics to every employee, officer and director and convey our expectation that every employee, officer and director read and understand the Code of Ethics and its application to the performance of each such person’s business responsibilities. To assist in identifying such proposed transactions as they may arise, our Code of Ethics utilizes a principles-based guideline to alert employees and directors to potential conflicts of interest. Under the Code of Ethics, a conflict of interest occurs when an individual’s personal interest may make it difficult to perform his or her duties in the best interest of the Company, creates a poor reflection on the Company, or creates a situation wherein the individual, or family member of the individual, personally profits or has the appearance of personal gain. Our policy under the Code of Ethics provides that even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. If any person believes a conflict of interest is present in a personal activity, financial transaction or business dealing involving anyone employed by the Company, then that person has a duty under the Code of Ethics to report such belief to the Ethics Committee under the Code of Ethics. If the CEO or CFO is involved in the potential or actual conflict, employees are directed to discuss the matter directly with the Chairman of the Audit Committee or the Company’s General Counsel.

To ensure that our existing procedures are successful in identifying related party transactions, the Company distributed questionnaires to its directors and executive officers shortly following the end of the fiscal year which included, among other things, inquiries about any transactions they have entered into with us.

Certain Related-Person Transactions

In January 2007, Robert A. Katz, Chief Executive Officer of the Company, executed a purchase and sale agreement with the Company for the purchase of a unit at The Lodge at Vail Chalets project located near the Vista Bahn chairlift at the base of Vail Mountain for a total purchase price of $12.5 million, which unit had previously been available for sale to the general public. Mr. Katz provided an earnest money deposit of $1.9 million and upgrade deposits totaling $63,000. The earnest money deposits will be used to fund the construction of The Lodge at Vail Chalets project. The sale of the unit by the Company to Mr. Katz was approved by the Board of Directors of the Company in accordance with the Company’s related party transactions policy.

On June 21, 2006, The Vail Corporation, or Vail, a wholly-owned subsidiary of the Company, and Jeffrey W. Jones, the Company’s Senior Executive Vice President and Chief Financial Officer, entered into a housing agreement for Vail to contribute to the purchase of Mr. Jones’ primary residence in connection with Mr. Jones’ employment and the relocation of the Company’s corporate headquarters, following the satisfaction of the terms of a previously executed similar agreement by Mr. Jones and the sale of the residence purchased under that agreement in Eagle County, Colorado. Pursuant to the housing agreement, Vail invested in the purchase of a residence for Mr. Jones in the Denver/Boulder metro area. Vail contributed $650,000 towards the purchase price of the residence and thereby obtained a 31.0% undivided ownership interest in such residence. On January 31, 2007, Mr. Jones purchased Vail’s interest in his home for $650,000, a price determined by an independent, third party appraiser and approved by the Audit Committee of the Board of Directors. As a result, the housing agreement ceased to be effective.

On September 26, 2007, the Company entered into a First Amendment to the Amended and Restated Employment Agreement with Mr. Jones, to provide for the grant, on September 30, 2008, to the extent Mr. Jones is still employed on that date, of certain awards of RSUs and SARs totaling $2,300,000 in value (using the Company’s standard methodology), which will vest in full on the third anniversary of the date of grant and otherwise be subject to the terms of the Company’s Amended and Restated 2002 Long Term Incentive and Share Award Plan, which we refer to as the 2002 Plan. All other aspects of Mr. Jones’ existing employment agreement remain in full force and effect. See “Employment Agreements” under the Executive Compensation section of this proxy statement for a discussion of Mr. Jones’ employment agreement with the Company.

On August 6, 2007, Vail Resorts Development Company, or VRDC, a wholly-owned subsidiary of the Company, entered into an Amendment to Employment Agreement with Keith Fernandez, President of VRDC, to grant, pursuant to the terms of the 2002 Plan, certain awards of RSUs totaling $450,000 in value (using the Company’s standard methodology), of which RSUs with a value of $150,000 vested immediately and RSUs with a value of $300,000 vest in two equal installments, one-half on the first anniversary of the grant date and one-half on the second anniversary of the grant date. Mr. Fernandez’s original employment agreement provided for his participation in a to be established five-year Real Estate Long Term Incentive Program with an annual target payout of $450,000. However, the terms of the August 6, 2007 amendment supersede and replace the contemplated Real Estate Long Term Incentive Program that was never implemented. The amendment also provides that each year commencing on or about October 2007, Mr. Fernandez receive equity incentive grants totaling a target of $450,000 in value, but the value and terms of any such grants are subject to the discretion of the Compensation Committee. All other aspects of Mr. Fernandez’s original employment agreement remain in full force and effect. See “Employment Agreements” under the Executive Compensation section of this proxy statement for a discussion of Mr. Fernandez’s employment agreement with the Company.

In connection with the employment agreement with William A. Jensen, the Company’s President of the Mountain Division, Vail agreed to invest $1,000,000 in the purchase of a primary residence for Mr. Jensen and his family in Vail, Colorado. Vail contributed $1,000,000 toward the purchase price of the residence and thereby obtained an approximate 49.0% undivided ownership interest in such residence. Vail was entitled to receive its proportionate share of the resale price or fair value of the residence, less certain deductions, upon the resale of the residence or within approximately eighteen months after Mr. Jensen’s termination of employment from the Company, whichever occurs first. On July 19, 2007, Vail entered into an amendment to Mr. Jensen’s employment agreement, to provide Mr. Jensen with the right to purchase Vail’s ownership interest in such residence by paying to Vail its proportionate share of the appraised price as determined by an independent, third-party appraiser, net of normal and customary closing costs and material home improvements. In July 2007, Mr. Jensen purchased Vail’s ownership interest for an appraised value of $1.5 million. The net proceeds to Vail for its ownership interest were approximately $1.4 million, $406,000 in excess of Vail’s investment. The sale of Vail’s ownership interest was approved by the Board of Directors of the Company in accordance with the Company’s related party transactions policy. See “Employment Agreements” under the Executive Compensation section of this proxy statement for a discussion of Mr. Jensen’s employment agreement with the Company.

In connection with the 2007 relocation of the Company’s corporate headquarters, the Company provided certain benefits to its executives and other employees, which included reimbursement of reasonable expenses associated with the sale and purchase of the employees’ primary residence, reimbursement for moving and storage services of household goods, a lump-sum relocation allowance for miscellaneous expenses and an amount to address the employees’ tax liability associated with the plan components. These benefits were available to eligible employees for a period of six months after the corporate headquarters’ move or January 31, 2007. The relocation was completed by July 31, 2007. Jeffrey W. Jones, Senior Executive Vice President and Chief Financial Officer, and Martha D. Rehm, the Company’s then-Executive Vice President, General Counsel and Secretary, received benefits under the Company’s Relocation and Separation Policy for Executives, a copy of which was previously filed with the SEC. The relocation benefits paid to Mr. Jones and Ms. Rehm are included in the Summary Compensation Table in the Executive Compensation section of this proxy statement.

Executive Officer Equity Grants

On September 25, 2007, the Committee granted RSUs and SARs, pursuant to the 2002 Plan, to the Company’s executive officers, including its named executive officers, (as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC). Both the RSUs and SARs vest over three years, commencing on the first anniversary of the grant date. The SARs have an exercise price of $60.05, the closing price of the Company’s common stock on the date of grant. The number of RSUs and SARs granted to the Company’s current named executive officers is as follows:

Name	Title	RSUs	SARs

Robert A. Katz	Chief Executive Officer	4,791	72,428

Jeffrey W. Jones	Senior Executive Vice President and Chief Financial Officer	2,051	17,396

Fiona E. Arnold	Senior Vice President and General Counsel	811	8,108

Keith A. Fernandez	President—Real Estate Division—Vail Resorts Development Company	2,729	25,717

William A. Jensen	President of the Mountain Division	1,538	14,497

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Our Executive Compensation Program

Our executive compensation philosophy is designed to support our primary objective of creating value for our stockholders in both the short and long-term through growth in our earnings and incentivizing and rewarding our executive officers, including Messrs. Katz, Jones, Fernandez, Jensen, and Ms. Arnold, who are our Chief Executive Officer, Chief Financial Officer and each of our three other highest paid executive officers, respectively, who are our current named executive officers and who we refer to in this CD&A as our named executive officers. To achieve these objectives, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to key short-term and long-term strategic, operational, and financial goals such as achievement of Reported EBITDA (as defined under the heading “Elements of Compensation—Annual Cash Bonus” below) targets and non-financial goals that the Compensation Committee and Board deems important. We implement this philosophy by focusing on the following three key objectives:

1.	Attract, retain and motivate talented executives;

2.	Emphasize pay for performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance; and

3.	Encouraging management stock ownership to create long-term stockholder value by aligning the interests of our executives with our stockholders.

To achieve these objectives, the Compensation Committee analyzes market data and evaluates individual executive performance with a goal of setting compensation at levels they believe, based on their general business and industry knowledge and experience, are comparable with executives in other companies of similar size operating in the resort/leisure/hospitality industry, which we refer to in this proxy statement as the peer group. The Compensation Committee also takes into account publicly-available industry survey results in light of the Company’s strategic goals compared to other publicly owned, growth-oriented companies, including certain companies in the peer group, individual performance, retention needs, our relative performance and our own strategic goals. For fiscal 2007, the competitive peer group analysis was composed of 16 companies: Intrawest Corporation, Isle of Capri Casinos Inc., Argosy Gaming Company, Six Flags Inc., Bally Total Fitness Holding Corporation, Station Casinos Inc., Wyndham International Inc., Interstate Hotels & Resorts, Callaway Golf Company, Ameristar Casinos Inc., Aztar Corporation, Trammell Crow Company, Fairmont Hotels Resorts Inc., Pinnacle Entertainment Inc., Cedar Fair LP, and American Skiing Company. The Company faces a somewhat unique challenge in establishing a peer group, as few publicly traded companies participate in more than one of the Company’s operating segments. Thus, we seek to include a variety of leisure, travel, gaming and hospitality companies with whom the Company competes for the discretionary travel dollars of our guests.

We generally rely on SEC filings made by each of the comparable companies during the previous year to collect this information, as well as wage survey data collected by outside compensation consultants. While the Compensation Committee uses the peer group information generally for competitive and retention purposes, it also “benchmarks,” or targets, certain elements of compensation relative to the peer group, as described under “Elements of Compensation” below. Overall, we seek to compensate our named executive officers at the market median (the 50th percentile) of our peer group for such executives’ achievement of target levels of performance, as adjusted based upon Company performance, individual performance, and long-term value of the executive to the Company. Because we believe that compensating our named executive officers with a larger proportion of at-risk compensation elements in relation to more static compensation elements such as base salary, benefits and perquisites more closely aligns the interests of our named executive officers with those of our stockholders, in 2007 the Compensation Committee targeted the following weight to each element of our Chief Executive Officer’s compensation as follows (assuming that both the Company and the Chief Executive Officer performed at target levels for the year):

•	24% Base Salary

•	19% Annual Bonus

•	55% Equity Incentives (restricted stock awards, restricted stock units, which we refer to as RSUs and/or stock appreciation rights, which we refer to as SARs)

•	2% Benefits

•	Less than 1% Perquisites

In 2007 the Compensation Committee targeted the following weight to each element of our other named executive officers’ compensation approximately in the proportions listed below, with some variation between named executive officers based upon the Compensation Committee’s determination of each named executive officer’s ability to impact and their relative level of responsibility for the Company’s performance (assuming that both the Company and the named executive officer perform at target levels for the year).

•	39% Base Salary

•	20% Annual Bonus

•	35% Equity Incentives (RSUs and SARs)

•	5% Benefits

•	1% Perquisites

Overall, for all executives as a group, the Company’s total compensation falls at approximately the 50th percentile relative to our peer companies. The Company’s use of supplemental benefits and perquisites is significantly lower than the peer group, as the Company prefers to allocate compensation more heavily to performance-related elements of pay.

The Company has in the past, and we intend in the future, to conduct an annual review of the aggregate level of our executive compensation program as part of our annual budget review and annual performance review processes, which include determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. We view our executive compensation policy, based on individual and Company performance, as consistent with our objective of retaining and motivating our executive officers.

In addition, in appropriate circumstances, such as new market data that supports a market adjustment, the Compensation Committee, in its discretion, considers the recommendations of our Chief Executive Officer, Mr. Katz, in setting executive compensation, including the compensation of the other named executive officers. The Compensation Committee, however, makes all final recommendations to the Board or, in the case of Mr. Katz, the determination regarding these awards and none of our executive officers, including Mr. Katz, are involved in the determination of their own compensation.

Elements of Compensation

Our executive compensation program consists of the following elements:

Base Salary.    The Company’s philosophy is to pay base salaries sufficient to attract and retain executives with a broad proven track record of performance. The Compensation Committee establishes base salaries for our named executive officers based primarily on the scope of their responsibilities, taking into account individual performance and experience, competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual, the impact the individual’s loss would have to the Company, and other factors which may be deemed to be relevant by the Compensation Committee, in their discretion. In situations where executives are being recruited by the Company, the executive’s base salary and total compensation package with their then-current employer is a significant factor considered in determining base salary. Base salaries for each of the named executive officers are reviewed annually, by the Compensation Committee. Based on this review, salaries may be adjusted, but not below the amounts set forth in each applicable named executive officer’s employment agreement to realign salaries with market levels after taking into account individual responsibilities, the impact upon and relative level of responsibility for, the Company’s performance, long-term Company and individual performance and expertise. Under their respective employment agreements, the base salary for Mr. Katz may not be reduced at any time below the then-current level, and the base salaries for Messrs. Jones, Fernandez and Jensen may not be reduced below $365,000, $400,000, and $200,000, respectively. For higher levels of responsibility, the base salary component is intended to be a diminishing portion of each executive’s potential total compensation. As a result, bonuses and equity awards based on company performance for our named executive officers are expected to be a substantial portion of the total compensation, relative to the base salary paid to each named executive officer.

Annual Cash Bonus.    During fiscal 2007, all of our named executive officers were eligible for an annual bonus under our annual cash bonus plan, the Vail Resorts, Inc. Management Incentive Plan, which we refer to as the Management Incentive Plan. The Management Incentive Plan is intended to compensate executives primarily for achieving near-term financial, operational and strategic goals over the course of one year and for achieving individual annual performance objectives.

There are two performance elements to the Management Incentive Plan, (1) the amount of funds available under the Management Incentive Plan itself in any fiscal year, and (2) the specific allocation of awards to individuals under the Management Incentive Plan.

To determine the annual funding targets of the Management Incentive Plan, the Compensation Committee first establishes relevant performance measures. The Compensation Committee has determined that earnings before interest, taxes, depreciation and amortization, or Reported EBITDA, targets, as set by the Board annually when approving the Company’s budget, is an appropriate measure. The Compensation Committee established Reported EBITDA as the performance measure for our mountain and lodging segments and on a resort basis (which is a combination of our reported mountain segment EBITDA and reported lodging segment EBITDA) for our employees, other than Vail Resort Development Company, or VRDC, employees, for whom the annual funding targets are based upon both our Reported resort EBITDA and the achievement of VRDC performance goals, which for fiscal 2007 were, attaining a Reported EBITDA target of $1.7 million for the Company’s real estate segment, achieving pre-sales targets on real estate projects, receiving zoning approval on real estate projects, meeting budgeted profitability on real estate targets, and achieving sales targets in existing real estate projects, which we refer to collectively as the VRDC Performance Goals. Reported EBITDA is calculated by the Company and consistently applied for purposes of the Management Incentive Plan as segment net revenue less segment operating expense plus or minus segment equity investment income or loss. For fiscal 2007 and consistent with our initial guidance, the targets (all excluding stock-based compensation expense) were $195.1 million for Reported mountain EBITDA, $15.2 million for Reported lodging EBITDA and $210.3 million for Reported EBITDA on a resort basis. The Compensation Committee established the performance measures in writing at the beginning of the fiscal year with the expectation that the target level of performance of these goals would require significant effort and substantial progress toward the goals of our strategic plan in light of the current business environment. As a result, our attainment of these targets in fiscal 2007 was moderately likely. In setting the performance measures for any given fiscal year, the Compensation Committee considers past Company performance, broader economic trends that may impact the Company in the upcoming year, and the Company’s historical performance in relation to the bonus targets set in the respective prior periods.

Under the Management Incentive Plan, if the Company achieves the Reported EBITDA target, the Management Incentive Plan is funded at 100% of the target funding level, as is more fully detailed in the table of 2007 Reported EBITDA targets set forth below. If Company performance exceeds the Reported EBITDA target, the Management Incentive Plan is funded above the target funding level, but in all instances such funding is capped at 150% of the target funding level, based upon the Company’s achievement of 107% or greater of the Reported EBITDA target. If Company performance falls below the annual Reported EBITDA target, the Management Incentive Plan is funded at a percentage of the target funding level. In order to achieve the minimum payable target funding level of 25% funding, the Company must achieve at least 95% of its Reported

EBITDA target. In the case of VRDC executives, funding is based in part on the attainment of VRDC Performance Goals. If the minimum percentage of the Reported EBITDA target is not reached (or in the case of VRDC executives, if neither of the Reported EBITDA target nor the VRDC Performance Goals are met), the Management Incentive Plan is not funded for such executives and no executive bonuses will be paid.

Management Incentive Plan Funding

Percentage of Target Achieved	Percentage of Annual Target Funding Level Available under the Management Incentive Plan
95%	25.00%
96%	40.00%
97%	55.00%
98%	70.00%
99%	85.00%
100%	100.00%
101%	107.15%
102%	114.30%
103%	121.45%
104%	128.60%
105%	135.75%
106%	142.90%
107%	150.00%

In the event the Company’s Reported EBITDA for any fiscal year, as determined on both an aggregate and a divisional basis meets the specific threshold or target level, the Management Incentive Plan is funded and each named executive officer is eligible to receive a cash bonus under the Management Incentive Plan. To determine the target annual cash bonus for each named executive officer, the Compensation Committee annually sets a target percentage of bonus relative to base salary for each executive pay grade based upon analysis of the peer group and the applicable employment agreement, if any, for each named executive officer. Pursuant to their employment agreements, each of Messrs. Katz, Jones and Fernandez are eligible for an annual cash incentive bonus based on a targeted minimum percentage of no less than 80%, 50% and 50%, respectively of such executive’s base salary. The payment of these bonuses is, however, contingent upon the Management Incentive Plan being funded as described above. The differences between each named executive officer’s targeted minimum bonus as a percentage of their base salary was determined based upon the perceived ability each executive position has to influence the performance of the Company. The positions deemed to have the most potential impact upon Company performance have the greatest potential for annual cash bonus potential, putting a greater proportion of such executive’s total pay at risk relative to Company performance, in accordance with the Company’s executive compensation philosophy.

For each of our named executive officers other than Mr. Fernandez (and other than Mr. Katz, whose bonus is tied entirely to corporate performance), two-thirds of each executive’s individual bonus is determined by the Company’s Reported EBITDA. The remaining one-third of the executive’s total bonus is determined by individual performance objectives, and can be paid out in an amount ranging from zero to twice the target amount based on individual performance (up to twice the one-third of total bonus target, subject to availability of funds under the Management Incentive Plan). Mr. Fernandez, as President of VRDC, has one-third of his bonus determined based upon Reported resort EBITDA, one-third of his bonus is determined based upon the attainment of certain pre-established VRDC Performance Goals as described above, and one-third is determined based upon individual performance objectives, the latter of which can range in payout from zero to twice the target amount for this portion of Mr. Fernandez’s bonus, subject to availability of funds under the Management Incentive Plan. These individual performance objectives are specified in writing at the beginning of each fiscal year, with the expectation in fiscal 2007 that the target level of performance of these objectives would require significant effort and substantial progress toward the goals of our strategic plan in light of the current business environment. As a result, each named executive officer’s attainment of his or her performance objective in fiscal 2007 was moderately likely.

In fiscal 2007, the Company exceeded its Reported EBITDA targets at the maximum level under the Management Incentive Plan and funded at the maximum level (150.0% of target) for all executives other than those with VRDC. In fiscal 2007, VRDC did not achieve the target levels of the VRDC Performance Goals, which comprised two-thirds of the funding of the Management Incentive Plan for those executives, but the Company exceeded its targeted Reported resort EBITDA at the maximum level, and the Management Incentive Plan was funded (at 102.6% of target) with respect to VRDC executives. Based upon these results and the Compensation Committee’s assessment of the individual named executive officer’s performance, we paid a cash bonus to each of the named executive officers, as reflected in the Summary Compensation Table below.

Based in part on the June 2007 recommendation of an outside compensation consultant, in fiscal 2008, the Compensation Committee has reevaluated the formulas for determining Management Incentive Plan funding, Reported EBITDA targets, and how individual performance is weighed in the determination of individual awards. For fiscal 2008, the Compensation Committee has increased the range of Reported EBITDA targets eligible for Management Incentive Plan funding and increased the portion of each executive’s bonus that is determined by individual performance objectives, in order to keep our named executive officers motivated to achieve their individual performance objectives, even if circumstances outside the executives’ control, such as poor snow conditions or a downturn in the economy negatively impact Reported EBITDA and to keep our named executive officers motivated to continue to increase Reported EBITDA in exceptionally strong years, when under the old target levels, Management Incentive Plan funding would have been capped.

Executive Equity Incentives.    We believe that long-term stockholder value is achieved, in part, by retaining our executive officers, in a competitive business environment and aligning the interests of these officers with those of our stockholders by encouraging stock ownership by our executive officers. Under our Amended and Restated 2002 Long Term Incentive Share Award Plan, the Company may make grants of stock options, restricted stock, RSUs and SARs. Based in part on the September 2005 recommendation of an outside compensation consultant, in 2007, the Compensation Committee determined that service-based vesting restricted stock awards, RSUs, and SARs should become a more significant portion of our executive compensation program, as opposed to our historical practice of granting stock options, in part because restricted shares, RSUs and SARs provide both a high perceived value and strong retention value, and in part because executives do not incur out-of-pocket expenses to participate in these equity awards. As a result, we believe the use of restricted shares or RSUs and SARs provides additional linkage between the interests of our named executive officers and our stockholders. In addition, the award of restricted shares or RSUs enables us to account for our executive equity incentive program based on the price of our common stock underlying these shares, fixed at the date of grant of the awards, resulting in a known maximum cost under the program at the time of the grant.

In determining the number of restricted shares, RSUs and SARs granted to each of our named executive officers, we award approximately 25-28% of such equity awards in restricted shares or units, and approximately 72-75% of such equity awards in SARs. In addition, the Compensation Committee bases awards of long-term equity compensation on competitive market practices as determined by our peer group analysis and outside compensation consultant, and the amount of current cash compensation that is paid to each executive officer. The Compensation Committee typically consults with our Chief Executive Officer in determining the size of the grants to each of the named executive officers, other than himself. In addition, the Compensation Committee takes into account the base salary, level of responsibility, peer group compensation information and other factors the Compensation Committee deems relevant in making such awards.

All of our named executive officers received awards of RSUs and SARs in fiscal 2007 as an incentive for future performance, other than Mr. Katz, who received an equity grant in February 2006 upon his hiring as Chief Executive Officer, in an amount that contemplated that Mr. Katz would not receive a separate award in October 2006. These equity awards are described under the heading “Grant of Plan-Based Awards” below.

Equity Grant Practices

We generally seek to make equity compensation grants in the first quarter following the completion of a given fiscal year. Options, to the extent granted, and SARs are granted with an exercise price equal to the market price of our common stock on the date of grant, which is the date of the next meeting of our Board following the Compensation Committee’s approval and recommendation of the award. The Company does not have any specific program, plan or practice related to time equity compensation awards to executives in coordination with the release of non-public information.

Deferred Compensation Plan

We currently have two nonqualified deferred compensation plans in which our named executive officers, as well as other executive employees, may participate. Our 2000 non-qualified deferred compensation plan was “grandfathered” in 2004 due to the enactment of Section 409A of the Internal Revenue Code and related compliance issues associated with such enactment. Thus, after December 31, 2004, no new contributions were accepted into the grandfathered plan. Effective January 1, 2005, we adopted a new nonqualified deferred compensation plan, which is designed to comply with Section 409A. The Plans provide an opportunity for qualifying executives to invest pre-tax dollars above the limits established by the IRS guidelines. For a more detailed discussion of these plans, see the Non-Qualified Deferred Compensation Table and accompanying narrative, below.

Executive Stock Ownership Guidelines

In fiscal 2007, the Company did not have executive stock ownership guidelines. Based in part upon our annual performance review process and in part on the June 2007 recommendations of an outside compensation consultant, on September 21, 2007, the Company adopted executive stock ownership guidelines. Under the guidelines, our executive officers will be expected to hold shares of our common stock equal to multiples of their base salary in the following amounts: Chief Executive Officer: five times base salary; Chief Financial Officer and Presidents: three times base salary; Executive Vice Presidents: two times base salary; Senior Vice Presidents: one and a half times base salary; and Vice Presidents: one times base salary, depending on pay grade. The guidelines will be phased in and each executive covered under the guidelines will have up to five years to meet the guidelines, calculated either from September 21, 2007 or from the date such person becomes a covered executive under the guidelines, as applicable.

Perquisites

We offer each of the named executive officers benefits relating to the use of one or more of our private clubs, including skiing and parking privileges, as a part of their responsibilities and employment. As part of our annual executive compensation review process, in 2007, the Company adopted an Executive Perquisite Fund Program, or the Perquisite Program, under which certain of the Company’s executive officers are entitled to an annual allowance, based on pay grade, to be used at the Company’s resorts. The program incentivizes the executives to use the Company’s products and services, which the Company believes helps them in their performance by evaluating our resorts and services based upon firsthand knowledge. Executives may draw against the account to pay for services, at the market rate for the applicable resort or services. Amounts of the fund used by executives will be taxed as ordinary income, like other compensation. Unused funds in each executive’s account at the end of each fiscal year will be forfeited. All Company employees enjoy skiing privileges, not just our executives. Compared to its peer group, the Company offers relatively few perquisites for benefits offered by third parties, reflecting the Company’s compensation philosophy to focus rewards upon elements of pay that are tied closely to the performance of the Company.

In addition, certain benefits were negotiated at the time of the named executive officer’s hire and employment agreement and were, in the Compensation Committee’s view, necessary in order to retain the executive. Pursuant to his employment agreement, Mr. Katz receives club membership at any of the clubs we own or manage, and will participate in the Perquisite Program on the same terms as our other executive officers with an annual allowance as approved by the Compensation Committee.

In connection with certain past relocations, the Company invested in a portion of the primary residences of certain of our named executive officers. These arrangements were individually negotiated and are not part of the Company’s regular relocation practices and are more fully described under the heading “Certain Relationships and Related Transactions.”

Post-Termination Compensation

Pursuant to their employment agreement, if any, each of our named executive officers are entitled to receive severance payments and continuation of certain benefits upon certain terminations of employment. In addition, some, but not all, of the named executive officers are entitled to receive payments and continuation of benefits upon a termination occurring within a certain period of time following a change in control (i.e., a “double trigger”). We believe the change in control arrangements provide continuity of management in the event of an actual or threatened change in control of the Company. We also believe that our termination and severance provisions reflect both market practices and competitive factors. Our Board believed that these severance payments and benefit arrangements were necessary to attract and retain our named executive officers when these agreements were put into place.

Tax Deductibility of Executive Compensation

Deductibility Limit on Compensation in Excess of $1 Million.    Section 162(m) of the Internal Revenue Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and, based upon recent guidance from the Internal Revenue Service, its three other most highly compensated officers. Under the Code, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In order to satisfy the requirement for qualified performance-based compensation under the Code, the Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. In addition, stockholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount. The Compensation Committee is taking action in calendar 2007 to satisfy the requirements of Section 162(m) under the Code, where applicable.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal year ended July 31, 2007, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers at July 31, 2007, and two former executive officers who departed from the Company during the fiscal year, which we refer to in this proxy statement as our named executive officers.

Summary Compensation Table for Fiscal 2007

Name and Principal Position (a)	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option/Stock Appreciation Right Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)		Total ($)
	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Robert A. Katz,	2007	829,929	—	334,450	1,337,000	1,012,230		—	19,754		3,533,363
Chief Executive Officer

Jeffrey W. Jones,	2007	432,785	—	464,536	779,339	395,888		—	18,802		2,091,350
Senior Executive Vice President and Chief Financial Officer

Fiona E. Arnold,	2007	180,385	—	10,327	0	65,941		—	—		256,653
Senior Vice President and General Counsel (6)

Keith A. Fernandez,	2007	396,923	—	83,327	83,629	377,957	(7)	—	25,958		967,794
President, Vail Resorts Development Company

William A. Jensen,	2007	403,400	—	81,813	301,798	344,976		—	17,774		1,149,761
President, Mountain Division

Roger D. McCarthy,	2007	310,104	—	14,615	36,693	—		—	12,196		373,608
former Co-President, Mountain Division (8)

Martha D. Rehm,	2007	314,916	—	1,560	26,092	—		—	550,545	(10)	893,113
former Executive Vice President and General Counsel (9)

(1)	Each executive’s base salary is subject to annual review and adjustment. Based in part on the June 2007 recommendation of an outside compensation consultant and on the Compensation Committee’s annual review of the compensation paid to our named executive officers, the Compensation Committee set the fiscal 2008 base salaries of each of the currently serving named executive officers as follows: Katz: $843,525; Jones: $455,271; Arnold: $300,000, Fernandez: $420,000, Jensen: $445,560.
(2)	Consists of restricted shares and RSUs. The amounts represent the portion of the fair value of restricted shares and RSUs recognized as expense during fiscal 2007 (before estimated forfeitures related to service-based vesting conditions) for financial statement reporting purposes in accordance with FAS 123R, “Share Based Payment,” and do not represent cash payments made to the individuals or amounts realized, or amounts that may be realized. Under FAS 123R, the fair value of RSUs granted to employees is recognized ratably over the vesting period. Both Mr. McCarthy and Ms. Rehm ceased employment with the Company in fiscal 2007 and as a result, forfeited certain unvested awards in fiscal 2007, resulting in reversals that decreased the respective equity compensation expense recognized during fiscal 2007. Assumptions used in the calculation of these amounts are included in notes 2 and 18 to our audited financial statements for fiscal 2007, which are included in our annual report on Form 10-K for fiscal 2007 filed with the SEC on September 27, 2007. The amounts reported do not include the portion of fair value of the RSUs granted for future service on September 25, 2007 to Messrs. Katz, Jones, Fernandez, Jensen and Ms. Arnold of 4,791, 2,051, 2,729, 1,538 and 811 shares, respectively, having, at the time of grant, a fair market value of $287,700, $123,163, $163,876, $92,357 and $48,701, respectively, based on the closing market price of our common stock on such date of $60.05.

(3)	The amounts represent the portion of the fair value of stock options and SARs recognized as expense during fiscal 2007 (before estimated forfeitures related to service-based vesting conditions) for financial statement reporting purposes in accordance with FAS 123R, “Share Based Payment,” and do not represent cash payments made to the individuals or amounts realized, or amounts that may be realized. Under FAS 123R, the fair value of stock options and SARs granted to employees is recognized ratably over the vesting period. The compensation expense recognized for awards made prior to fiscal 2006 are determined in accordance with the modified prospective transition method under FAS 123R. Both Mr. McCarthy and Ms. Rehm forfeited certain unvested awards this year, resulting in reversals that decreased the respective equity compensation expense recognized during fiscal 2007. Assumptions used in the calculation of these amounts are included in notes 2 and 18 to our audited financial statements for fiscal 2007, which are included in our annual report on Form 10-K for fiscal 2007 filed with the SEC on September 27, 2007. The amounts reported do not include the SARs granted on September 25, 2007 for future service to Messrs. Katz, Jones, Fernandez, Jensen and Ms. Arnold of 72,428, 17,396, 25,717, 14,497 and 8,108 SARs shares, respectively, with an exercise price based on the closing market price of our common stock on such date of $60.05.
(4)	On September 25, 2007, pursuant to the Company’s Management Incentive Plan, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus” above and based upon the attainment of performance targets previously established by the Compensation Committee under the Management Incentive Plan, the Company approved 2007 cash bonus awards for its named executive officers. Such amounts are expected to be paid on or about October 25, 2007.
(5)	Consists primarily of Company contributions to executives’ accounts in the Company’s qualified 401(k) plan, premiums paid on behalf of the executive for supplemental life and disability insurance, and for certain executives, other benefits consisting of lodging, ski school privileges and relocation compensation. Pursuant to SEC rules, perquisites and personal benefits are not reported for any executive officer for whom such amounts were less than $10,000 in the aggregate for the fiscal year and perquisites do not include benefits generally available on a non-discriminatory basis to all or our employees, such as skiing privileges and lodging discounts. In fiscal 2007, Messrs. Katz, Jones, Fernandez, Jensen and McCarthy and Ms. Rehm received matching 401(k) contributions of $6,750, $7,861, $1,231, $6,750, $5,474 and $3,889, respectively, and the Company paid supplemental life insurance policy premiums for Messrs. Katz, Jones, Fernandez, Jensen and McCarthy, and Ms. Rehm of $2,430, $600, $1,290, $1,380, $2,580 and $2,580, respectively. The Company paid supplemental disability insurance policy premiums in fiscal 2007 for Messrs. Katz, Jones, Fernandez, Jensen and McCarthy and Ms. Rehm of $1,517, $4,793, $14,102, $9,644, $4,142 and $7,782, respectively. In fiscal 2007, Messrs. Jones and Fernandez and Ms. Rehm received $5,549, $9,335 and $14,442 in relocation compensation, respectively, inclusive of tax gross-up payments related to the reimbursement of such costs. Mr. Katz received $9,057 in lodging and ski school privileges and in discretionary spending on goods and services at our properties for personal use, in accordance with the terms of his employment agreement. These amounts for Mr. Katz reflect the estimated aggregate direct incremental cost to the Company for providing these benefits. In fiscal 2007, the Company provided to Messrs. Katz, Jones, Fernandez, Jensen and McCarthy and Ms. Rehm memberships at one or more of the Company’s private clubs, for which the Company incurred no incremental costs. Executives are responsible for the payment of their individual, non-business related expenditures incurred at such clubs. In connection with her termination of employment with the Company, Ms. Rehm received amounts described in footnote 10 below.
(6)	Ms. Arnold joined the Company in September 2006 and was appointed Senior Vice President and General Counsel in June 2007.
(7)	Consists of the bonus granted as described in footnote 4 above, and includes $150,000 accounted for as bonus compensation as of July 31, 2007 that was paid with 2,943 shares of our common stock on August 6, 2007, from which 915 shares were withheld by the Company to satisfy tax withholding requirements.
(8)	Mr. McCarthy resigned from the Company effective May 4, 2007.
(9)	Ms. Rehm ceased employment with the Company effective April 30, 2007.
(10)	Under the Separation Agreement and General Release between Ms. Rehm and the Company, as amended and included as Exhibit 10.35 of our annual report on Form 10-K for the fiscal year ended July 31, 2007 filed with the SEC on September 27, 2007, the Company is obligated to pay Ms. Rehm $512,128 in a single lump sum payment on or about October 31, 2007, subject to statutory and authorized deductions. Such payment includes twelve months of Ms. Rehm’s base salary, a prorated share of Ms. Rehm’s full target bonus for the Company’s 2007 fiscal year, and certain club membership dues through September 30, 2007. In addition, the Company will pay Ms. Rehm’s COBRA health insurance premiums for the period from April 30, 2007 until March 31, 2008, at an estimated total cost of $9,724.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended July 31, 2007, certain information regarding grants of plan-based awards to the named executive officers:

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#) (5)		All Other Option/SAR Awards: Number of Securities Underlying Options/SARs (#) (6)		Exercise or Base Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
		Threshold($) (2)	Target($) (3)	Maximum ($) (4)	Threshold(#)	Target(#)	Maximum(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)
Robert A. Katz		168,705	674,820	1,012,230	—	—	—	—		—		—	—

Jeffrey W. Jones		43,988	263,925	527,850	—	—	—
	10/4/06				—	—	—	2,996				n/a	104,602
	10/4/06				—					24,021		39.72	322,472

Fiona E. Arnold		6,667	40,000	80,000	—	—	—
	10/4/06				—	—	—	936				n/a	32,679

Keith A. Fernandez		33,333	200,000	400,000	—	—	—	—		—		—	—

William A. Jensen		34,500	207,000	414,000	—	—	—
	10/4/06				—	—	—	2,247				n/a	78,451
	7/27/07				—	—	—	11,244	(8)			n/a	527,382
	10/4/06				—	—	—			20,018		39.72	268,733
	7/27/07				—	—	—			29,910	(8)	53.36	528,175

Roger D. McCarthy (9)		32,775	196,650	393,300	—	—	—
	10/4/06				—	—	—	2,247				n/a	78,451
	10/4/06				—	—	—			20,018		39.72	268,733

Martha D. Rehm (10)		38,295	229,770	459,540	—	—	—
	10/4/06				—	—	—	1,498				n/a	52,301
	10/4/06				—	—	—			14,012		39.72	188,105

(1)	Non-equity incentive plan awards for fiscal 2007 were approved on September 25, 2007 under the Company’s Management Incentive Plan, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation – Annual Cash Bonus” above. The estimated possible payouts are based on the parameters applicable to each named executive officer at the time the Compensation Committee established the relevant performance goals in writing at the beginning of fiscal 2007, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation – Annual Cash Bonus” of this proxy statement. The actual earned and subsequently paid amounts are reported in the Summary Compensation Table under column “(g).”
(2)	The Threshold amount is based on the Management Incentive Plan’s minimum target funding level of 25% upon achievement of at least 95% of certain Reported EBITDA targets for fiscal 2007 and, for Mr. Fernandez, a minimum target funding level of 25% upon achievement of certain minimum VRDC Performance Goals, with two-thirds of the target bonus amount paid as a percentage of base salary for each named executive officer (other than for Mr. Katz, whose bonus is tied entirely to corporate performance), but nothing paid for the other one-third of the target bonus related to individual performance (which portion can be paid out in an amount ranging from zero to twice the target amount for the individual one-third portion), representing the threshold achievement of the applicable Reported EBITDA targets and minimum VRDC Performance Goals but no achievement of the executive’s individual performance goals, as more fully described in “Executive Compensation—Compensation Discussion and Analysis – Elements of Compensation— Annual Cash Bonus.”
(3)	The Target amount is based on the Management Incentive Plan’s target funding level of 100% upon achievement by the Company of 100% of certain Reported EBITDA targets and VRDC Performance Goals for fiscal 2007, with two-thirds of the target bonus amount paid as a percentage of base salary for each named executive officer (other than for Mr. Katz, whose bonus is tied entirely to corporate performance) and the other one-third of the target bonus related to individual performance (which portion can be paid out in an amount ranging from zero to twice the target amount for the individual one-third portion) paid at one times the target amount, as more fully described in “Executive Compensation— Compensation Discussion and Analysis— Elements of Compensation—Annual Cash Bonus.”

(4)	The Maximum amount is based on the Management Incentive Plan’s maximum funding level of 150% upon achievement by the Company of at least 107% of certain Reported EBITDA targets for fiscal 2007 and maximum achievement of the VRDC Performance Goals, with two-thirds of the target bonus amount paid as a percentage of base salary for each named executive officer (other than for Mr. Katz, whose bonus is tied entirely to corporate performance) and the other one-third of the target bonus related to individual performance (which portion can be paid out in an amount ranging from zero to twice the target amount for the individual one-third portion) paid at two times the target amount, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus.”
(5)	Represents RSUs that, unless otherwise specifically noted below, generally vest in three equal annual installments beginning on the first anniversary of the date of grant. The grants were made pursuant to the 2002 Plan. The fiscal 2007 expense for such RSUs recognized for financial statement reporting purposes by the Company is included in the Summary Compensation Table in the column entitled “Stock Awards” and the applicable valuation assumptions are referenced in footnote 2 to that table.
(6)	Represents SARs that, unless otherwise specifically noted below, generally vest in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price of each SAR is equal to the closing price of our common stock on the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations. The grants were made pursuant to the Company’s 2002 Plan. The fiscal 2007 expense for such SARs recognized for financial statement reporting purposes by the Company is included in the Summary Compensation Table in the column entitled “Option/Stock Appreciation Right Awards” and the applicable valuation assumptions are referenced in footnote 3 to that table.
(7)	The amounts shown represent the total fair value of the award calculated as of the grant date in accordance with FAS 123R, “Share Based Payment,” and do not represent cash payments made to the individuals or amounts realized, or amounts that may be realized. Under FAS 123R, the fair value of awards granted to employees is recognized ratably over the vesting period. Assumptions used in the calculation of these amounts are included in notes 2 and 18 to our audited financial statements for fiscal 2007, which are included in our annual report on Form 10-K for fiscal 2007 filed with the SEC on September 27, 2007.
(8)	These awards cliff vest in full on the third anniversary of the date of grant.
(9)	Pursuant to the applicable equity award grant agreements with Mr. McCarthy, in connection with Mr. McCarthy’s cessation of employment with the Company as of May 4, 2007, all stock options and other equity-based compensation that were not vested and exercisable as of May 4, 2007 were forfeited. Vested options continued to be exercisable until August 2, 2007 and were exercised by Mr. McCarthy prior to that time. As of July 31, 2007, Mr. McCarthy no longer holds any stock options, RSUs or SARs in the Company.
(10)	Pursuant to the separation agreement with Ms. Rehm, as more fully described in footnote 10 to the Summary Compensation Table, all stock options and other equity-based compensation that were not vested and exercisable as of April 30, 2007 were forfeited. As of July 31, 2007, Ms. Rehm no longer holds any stock options, RSUs or SARs in the Company.

Employment Agreements

The Company entered into certain employment agreements with Messrs. Katz, Jones, Hernandez, Jensen, McCarthy and Ms. Rehm, as described below. The Company does not presently have an employment agreement with Ms. Arnold. Ms. Rehm was a party to an employment agreement with the Company that was terminated on December 7, 2006, pursuant to a separation agreement as described below. Mr. McCarthy was a party to an employment agreement with the Company that was terminated in accordance with its terms in connection with Mr. McCarthy’s resignation effective May 4, 2007.

Robert A. Katz, Chief Executive Officer

The Company entered into an employment agreement with Robert A. Katz effective February 28, 2006 to serve as the Company’s Chief Executive Officer. The initial term of the agreement is until February 28, 2009, with automatic two year renewal periods. Under the employment agreement, the initial base salary was set at $815,000, subject to annual adjustments by the Board, though in no case may the base salary be reduced at any time below the then-current level. Pursuant to the employment agreement, at the discretion of the Board, Mr. Katz also participates in the Company’s annual bonus incentive plan, which currently is the Company’s Management Incentive Plan, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus” of this proxy statement. Under the employment agreement, if the Company achieves specified performance targets for the year under the Management Incentive Plan, Mr. Katz’s “target opportunity” will be at least 80% of his base salary.

In connection with his appointment, Mr. Katz received a grant of restricted stock and SARs, which, along with any restricted stock, SARs or stock options later granted, will vest automatically upon a change of control of the Company or if Mr. Katz is terminated by reason of disability, death, or without cause. In such cases, Mr. Katz will be entitled to receive his base salary for a two-year period and a pro-rata bonus in the year of termination. Mr. Katz is also entitled to certain benefits upon termination of his employment as a result of death or disability.

Pursuant to the employment agreement, Mr. Katz receives customary health, disability, insurance, pension and retirement benefits. He also receives club membership at any of the clubs the Company owns or manages, ski benefits and ski instruction benefits for him and his immediate family, lodging at any of the Company’s hotels and $10,000 in discretionary spending at the Company’s properties for his personal use.

Mr. Katz’s employment agreement contains standard non-competition, non-solicitation of the Company’s managerial employees, and non-disparagement of the Company provisions for the term of his employment and for two years, two years and five years thereafter, respectively. Mr. Katz is also subject to a permanent covenant to maintain confidentiality of the Company’s confidential information.

Jeffrey W. Jones, Senior Executive Vice President and Chief Financial Officer

The Company entered into an employment agreement with Jeffrey W. Jones, effective November 18, 2003 to serve as the Company’s Chief Financial Officer, which was amended and restated on September 24, 2004. The initial term of the agreement was through September 30, 2005, and provides for automatic renewals for successive one year periods thereafter. Pursuant to his employment agreement, Mr. Jones’ base salary is subject to annual increases by the Chief Executive Officer and the Board. However, without Mr. Jones’ written consent, Mr. Jones’ base salary may not be decreased below $365,000 per year. Pursuant to the employment agreement, at the discretion of the Board, Mr. Jones also participates in the Company’s annual bonus incentive plan, which currently is the Company’s Management Incentive Plan, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus” of this proxy statement. If the Company achieves specified performance targets for the year under the Management Incentive Plan, Mr. Jones’ “target opportunity” will be at least 50% of his base salary.

Mr. Jones is entitled to future stock option grants, restricted stock, RSUs and SARs grants at the discretion of the Chief Executive Officer and the Board. Mr. Jones receives customary health, disability and insurance benefits and is entitled to certain club memberships. Upon termination of his employment agreement by the Company without cause, or termination by Mr. Jones with good reason, Mr. Jones is entitled to continue to receive his base salary for a period of twelve months following his termination, along with a pro-rated bonus in the year of termination. Mr. Jones is also entitled to certain benefits upon termination of his employment as a result of death or disability.

Mr. Jones is subject to a one-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. Jones learns in the course of his employment.

On September 26, 2007, the Company entered into a First Amendment to the Amended and Restated Employment Agreement with Mr. Jones, to provide for the grant, on September 30, 2008, to the extent Mr. Jones is still employed on that date, of certain awards of RSUs and SARs totaling $2,300,000 in value (using the Company’s standard methodology), which will vest in full on the third anniversary of the date of grant and otherwise be subject to the terms of the 2002 Plan. All other aspects of Mr. Jones’ existing employment agreement remain in full force and effect.

William A. Jensen, President, Mountain Division

Effective as of May 1, 1997, Vail Associates, Inc. entered into an employment agreement with William A. Jensen, effective as of May 1, 1997, to serve as Senior Vice President and Chief Operating Officer of Breckenridge Resort. In May 1999, Mr. Jensen was named Chief Operating Officer of Vail Mountain and in

March 2006 was named as Co-President Mountain Division. The initial term of Mr. Jensen’s employment agreement was May 1, 1997 through September 30, 2000 with automatic one-year renewals after September 30, 2000. Mr. Jensen’s base salary is subject to annual increases at the discretion of the Chief Executive Officer and the Board. Mr. Jensen participates in the Company’s bonus plan, which currently is the Company’s Management Incentive Plan, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus” of this proxy.

Mr. Jensen is entitled to future equity awards at the discretion of the Chief Executive Officer and the Board. Mr. Jensen receives customary health, dental, long-term disability and life insurance benefits and is entitled to certain club membership benefits. Upon termination of Mr. Jensen’s employment by the Company without cause, or by Mr. Jensen, for good reason, Mr. Jensen shall be entitled to continue to receive his then current base salary (plus certain insurance benefits) for a period of twelve months following termination, along with a pro-rated bonus in the year of termination. In the event that at any time after six months following a change in control (as defined in Mr. Jensen’s employment agreement), Mr. Jensen’s employment agreement is terminated without cause, or by him for good reason, or is not renewed by the Company, then Mr. Jensen is entitled to receive his then-current base salary through the date of termination or non-renewal, a pro-rata bonus in the year of termination or non-renewal, continuation of his then current base salary for a period of eighteen months from the date of termination or non-renewal, and any fully vested options or restricted shares or units. Mr. Jensen is also entitled to certain benefits upon termination of his employment as a result of disability or death.

Mr. Jensen is subject to a one-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. Jensen learns in the course of his employment.

Keith A. Fernandez, President, Vail Resorts Development Company

In connection with his appointment as the President and Chief Operating Officer of the Company’s wholly-owned subsidiary, VRDC, Mr. Fernandez entered into an employment agreement, dated as of May 4, 2006. The term of the employment agreement commences on June 1, 2006 and continues through April 30, 2008, unless earlier terminated. The employment agreement also provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 120 days prior to the then-current scheduled expiration date. Pursuant to his employment agreement, Mr. Fernandez’s base salary is subject to annual increases by the Chief Executive Officer and the Compensation Committee. However, without Mr. Fernandez’s written consent, Mr. Fernandez’s base salary may not be decreased below $400,000 per year. Pursuant to the employment agreement, at the discretion of the Board, Mr. Fernandez also participates in the Company’s annual bonus incentive plan which currently is the Company’s Management Incentive Plan, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus” of this proxy Under the employment agreement, if the Company achieves specified performance targets for the year under the Management Incentive Plan, Mr. Fernandez’s “target opportunity” will be at least 50% of his base salary. Mr. Fernandez also receives customary health, disability and insurance benefits and is entitled to certain club memberships.

The employment agreement also provides that upon (i) the giving of notice of non-renewal by VRDC or termination by VRDC without cause or (ii) termination by Mr. Fernandez for good reason, Mr. Fernandez is entitled to receive certain benefits so long as he has executed a release in connection with his termination. Such benefits include: (a) payment of Mr. Fernandez’s then-current base salary through his final date of employment, (b) one year of then-current base salary payable in a lump sum, (c) a prorated bonus (provided that performance targets are met) for the portion of VRDC’s fiscal year through the effective date of the termination or non-renewal, (d) any fully vested SARs and RSUs of the Company, and (e) one year’s COBRA premiums for continuation of health and dental coverage, adjusted for potential increases or decreases in premiums. Mr. Fernandez is also entitled to certain benefits upon termination of his employment as a result of death or disability.

The employment agreement also contains non-competition and non-solicitation of employees provisions that become effective as of the date of Mr. Fernandez’s termination of employment and that continue for one year thereafter.

Mr. Fernandez’s original employment agreement provided for his participation in a then-to be established five-year Real Estate Long Term Incentive Program with an annual target payout of $450,000. On August 6, 2007, in lieu of implementing such program, VRDC entered into an amendment to the employment agreement with Mr. Fernandez to grant certain awards of RSUs totaling $450,000 in value, pursuant to the terms of the 2002 Plan, and to provide that each year commencing on or about October 2007, Mr. Fernandez receive equity incentive grants totaling a target of $450,000 in value, but the value and terms of any such grants are subject to the discretion of the Compensation Committee. The terms of the August 6, 2007 amendment supersede and replace the contemplated Real Estate Long Term Incentive Program that was never implemented.

Roger D. McCarthy, former Co-President, Mountain Division

Vail Associates, Inc. had an employment agreement with Roger McCarthy, effective as of July 17, 2000, to serve as Senior Vice President and Chief Operating Officer of Breckenridge and Keystone Ski Resorts. The initial term of the employment agreement was July 17, 2000 through September 30, 2002 with automatic one-year renewals after September 30, 2002. In connection with Mr. McCarthy’s resignation effective May 4, 2007, Mr. McCarthy’s employment agreement terminated in accordance with its terms. Mr. McCarthy is subject to a one-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. McCarthy learned in the course of his employment. Based on his voluntary resignation, Mr. McCarthy was not entitled to any post-termination benefits under his employment agreement.

In connection with Mr. McCarthy’s initial employment, Vail Associates, Inc. agreed to invest up to $400,000 for the purchase of a primary residence for Mr. McCarthy and his family in Breckenridge, Colorado. Vail Associates, Inc. contributed $400,000 toward the purchase price of the residence and thereby obtained an approximate 40.0% undivided ownership interest in such residence. Vail Associates, Inc. is entitled to receive its proportionate share of the resale price or fair value of the residence as determined by an independent, third-party appraiser, less certain deductions, upon the resale of the residence or within approximately eighteen months after Mr. McCarthy’s termination of employment from the Company, whichever occurs first.

Martha D. Rehm, former Executive Vice President and General Counsel

Martha D. Rehm served as the Company’s Executive Vice President, General Counsel and Secretary from May 1999 through April 30, 2007. On December 7, 2006, the Company entered into a separation agreement and mutual general release with Ms. Rehm, pursuant to which Ms. Rehm separated from the Company effective April 30, 2007. The separation agreement and mutual general release provides that the Company will pay Ms. Rehm $512,128 in a single lump sum payment six months after her final date of employment (on or about October 31, 2007), subject to statutory and authorized deductions. Such payment is comprised of twelve months of Ms. Rehm’s base salary, a prorated share of Ms. Rehm’s full target bonus for the Company’s fiscal year started August 1, 2006, and club membership dues payable by Ms. Rehm through September 30, 2007. The Company will also pay Ms. Rehm’s COBRA health insurance premiums for the period from the final date of employment until March 31, 2008. The separation agreement and mutual general release also contains a (i) mutual release and waiver by both parties for matters pertaining to or arising out of Ms. Rehm’s employment and (ii) provisions related to the non-disclosure of confidential information, the non-solicitation of certain employees and mutual non-disparagement. The separation agreement and mutual general release replaces and supersedes in its entirety Ms. Rehm’s employment agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR –END

The following table shows for the fiscal year ended July 31, 2007, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Outstanding Equity Awards at July 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#)(1) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#)(1)(2) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs(#)	Option/ SAR Exercise Price ($)(3)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)(5)	Market Value of Shares or Units of Stock That Have Not Vested($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert A. Katz	5,000 (options)		—	16.745	12/10/12			—	—
	5,000 (options)		—	14.73	11/20/13			—	—
	15,000 (options)		—	18.73	9/28/14			—	—
	141,663 (SARs)	158,337 (SARs)	—	31.69	2/28/16			—	—
			—			15,834	847,910	—	—

Jeffrey W. Jones	33,333 (options)	16,667 (options)	—	18.73	9/28/14			—	—
	10,000 (options)	20,000 (options)	—	28.08	9/30/15			—	—
		100,000 (options)	—	28.08	9/30/15			—	—
		24,021 (SARs)	—	39.72	10/4/16			—	—
			—			2,667	142,818	—	—
			—			40,000	2,142,000	—	—
			—			2,996	160,436	—	—

Fiona E. Arnold			—			936	50,123	—	—

Keith A. Fernandez	5,542 (SARs)	11,084 (SARs)	—	35.63	6/1/16			—	—
			—			4,677	250,453	—	—

William A. Jensen		11,667 (options)	—	18.73	9/28/14			—	—
		16,666 (options)	—	28.08	9/30/15			—	—
		20,018 (SARs)	—	39.72	10/4/16			—	—
		29,910 (SARs)	—	53.36	7/27/17			—	—
			—			2,000	107,100	—	—
			—			2,247	120,327	—	—
			—			11,244	602,116	—	—

Roger D. McCarthy (7)	—	—	—	—	—	—	—	—	—

Martha D. Rehm (8)	—	—	—	—	—	—	—	—	—

(1)	Represents exercisable or unexercisable stock options and SARs that unless otherwise specifically noted, generally vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

(2)	The grant dates and vesting dates of each unexercisable Option or SAR award are as follows:

	Number of unexercisable Options or SARs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	158,337 SARs	February 28, 2006	Equal monthly installments over a three-year period beginning on the same date in the first month following the date of grant.	February 28, 2009

Jeffrey W. Jones	16,667 options	September 28, 2004	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 28, 2007

Jeffrey W. Jones	20,000 options	September 30, 2005	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 30, 2008

Jeffrey W. Jones	100,000 options	September 30, 2005	Cliff vest on third anniversary of the date of the grant.	September 30, 2008

Jeffrey W. Jones	24,021 SARs	October 4, 2006	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	October 4, 2009

Keith A. Fernandez	11,084 SARs	June 1, 2006	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	June 1, 2009

William A. Jensen	11,667 options	September 28, 2004	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 28, 2007

William A. Jensen	16,666 options	September 30, 2005	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 30, 2008

William A. Jensen	20,018 SARs	October 4, 2006	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	October 4, 2009

William A. Jensen	29,910 SARs	July 27, 2007	Cliff vest on third anniversary of the date of the grant.	July 27, 2010

(3)	The exercise price of each stock option and SAR is equal to the closing price of our common stock on the date of grant.
(4)	Except for one grant of restricted stock to Mr. Katz as described more fully in footnote 5 below, represents exercisable or unexercisable RSUs that, unless otherwise specifically noted, generally vest in three equal annual installments beginning on the first anniversary of the date of grant.
(5)	The grant dates and vesting dates of restricted stock or RSUs that have not vested are as follows:

	Number of unvested shares of restricted stock or RSUs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	15,834 restricted shares	February 28, 2006	Equal monthly installments over a three-year period beginning on the same date in the first month following the date of grant.	February 28, 2009

Jeffrey W. Jones	2,667 RSUs	September 30, 2005	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 30, 2008

Jeffrey W. Jones	40,000 RSUs	September 30, 2005	Cliff vest on third anniversary of date of the grant.	September 30, 2008
Jeffrey W. Jones	2,996 RSUs	October 4, 2006	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	October 4, 2009

Fiona A. Arnold	936 RSUs	October 4, 2006	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	October 4, 2009

Keith A. Fernandez	4,677 RSUs	June 1, 2006	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	June 1, 2009

William A. Jensen	2,000 RSUs	September 30, 2005	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 30, 2008

William A. Jensen	2,247 RSUs	October 4, 2006	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	October 4, 2009

William A. Jensen	11,244 RSUs	July 27, 2007	Cliff vest on third anniversary of the date of the grant.	July 27, 2010

(6)	The July 31, 2007 fair market value of these unvested restricted stock and RSU awards was valued at the closing price of the Company’s common stock on July 31, 2007 of $53.55 per share, multiplied by the number of shares or units.
(7)	Pursuant to the applicable equity award grant agreements with Mr. McCarthy, in connection with Mr. McCarthy’s cessation of employment with the Company as of May 4, 2007, all stock options and other equity-based compensation that were not vested and exercisable as of May 4, 2007 were forfeited. Vested options continued to be exercisable until August 2, 2007 and were exercised by Mr. McCarthy prior to that time. As of July 31, 2007, Mr. McCarthy no longer holds any stock options, RSUs or SARs in the Company.
(8)	Pursuant to the separation agreement, as amended, with Ms. Rehm, all stock options and other equity-based compensation that were not vested and exercisable as of April 30, 2007 were forfeited. As of July 31, 2007, Ms. Rehm no longer holds any stock options, RSUs or SARs in the Company.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended July 31, 2007, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)		(e)
Robert A. Katz	—	—	3,750		150,075
Jeffrey W. Jones	75,000	2,299,750	5,333	(3)	220,707
Fiona E. Arnold	—	—	—		—
Keith A. Fernandez	—	—	2,339	(4)	139,568
William A. Jensen	31,667	829,411	3,500	(5)	144,620
Roger D. McCarthy	31,667	862,971	3,500	(6)	144,620
Martha D. Rehm	55,501	1,361,955	667	(7)	26,693

(1)	The aggregate dollar amount realized on the exercise of options was computed by calculating the closing price of the underlying common stock of the Company on the date of exercise less the exercise price of the option, multiplied by the number of shares underlying the options exercised.
(2)	For purposes of this table, the aggregate dollar value realized on the vesting of restricted stock and restricted stock units was computed by multiplying the closing price of the Company’s common stock on the vesting date, by the number of shares vested.
(3)	Represents the aggregate number of shares acquired on vesting. Of this amount, 1,658 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column “(e)” reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.
(4)	Represents the aggregate number of shares acquired on vesting. Of this amount, 727 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column “(e)” reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.
(5)	Represents the aggregate number of shares acquired on vesting. Of this amount, 1,338 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column “(e)” reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.
(6)	Represents the aggregate number of shares acquired on vesting. Of this amount, 411 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column “(e)” reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.
(7)	Represents the aggregate number of shares acquired on vesting. Of this amount, 207 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column “(e)” reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.

PENSION BENEFITS

The Company does not provide pension benefits or a defined contribution plan to the named executive officers other than the Company’s tax-qualified 401(k) plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows for the fiscal year ended July 31, 2007, certain information regarding non-qualified deferred compensation benefits for the named executive officers.

Nonqualified Deferred Compensation for Fiscal 2007

Name	Executive Contributions in Last FY($)		Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)
(a)	(b)		(c)	(d)	(e)	(f)
Robert A. Katz	—		—	—	—	—
Jeffrey W. Jones	—		—	561	—	3,751
Fiona E. Arnold	—		—	—	—	—
Keith A. Fernandez	—		—	—	—	—
William A. Jensen	—		—	14,582	—	287,931
Roger D. McCarthy	78,781	(1)	—	50,121	(15,269)	376,692
Martha D. Rehm	—		—	75,555	(569,745)	10,811

(1)	Represents amount deferred, which is reported as compensation to the named executive officer in the Summary Compensation Table.

On September 15, 2000, Vail Associates, Inc., an indirect wholly owned subsidiary of the Company, which we refer to in this section of the proxy statement as the Employer, adopted a Deferred Compensation Plan, which we refer to as the Grandfathered Plan, for the benefit of a select group of management or highly compensated employees, or participants. The Grandfathered Plan is not tax qualified. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, sets forth specific tax requirements related to nonqualified deferred compensation plans, including the Grandfathered Plan. Rules under Section 409A are effective for nonqualified deferrals of compensation after December 31, 2004. As a result, after December 31, 2004, no new contributions were accepted into the Grandfathered Plan.

Effective January 1, 2005, the Employer began operating a new nonqualified deferred compensation plan designed to comply with Section 409A, which we refer to as the Plan. The Plan provides for two classes of participants. Class 1 participants may contribute to the Plan up to 95% of their base pay and up to 95% of any Employer-paid bonus. Class 2 participants may defer only an amount of base pay equal to any 401(k) compliance test refund. Effective January 1, 2007, all participants will be eligible to defer up to 80% of their base salary (including an amount of base pay equal to any 401(k) compliance test refund) and 100% of any Employer-paid bonus. Members of the Board of Directors may contribute up to 100% of their director fees. All contributions made by participants are 100% vested. The Employer may, on an annual basis, elect to make matching and/or discretionary employer contributions, although to date, the Employer has not made any such contributions. Matching and discretionary contributions vest as determined by the Employer or the Plan’s administrative committee, which we refer to in this section of the proxy statement as the Plan Committee. The Employer or the Plan Committee may accelerate the vesting on matching and/or discretionary Employer contributions at any time, and accelerated vesting will generally occur automatically upon a change in control as defined in Section 409A.

Under the Plan, all contributions for a Plan year are allocated among the following two types of accounts at the election of the Participant: Separation from Service accounts and Scheduled Distribution accounts. Separation from Service accounts are generally payable in a lump sum or installments six months following the termination of a Participant’s employment. Scheduled Distribution accounts are generally payable as a lump sum at a designated date at least three years from the year of deferral. Participants have limited rights to delay distributions from either type of account, provided that the election to delay a distribution (i) is made at least 12 months prior to the date the distribution would otherwise have been made, and (ii) delays the distribution for at least 5 years. All accounts are payable immediately upon the Participant’s disability or death. Participants generally have the right to receive an early distribution from their accounts only upon an unforeseeable emergency. Participants have the right to designate hypothetical investments for their accounts, and their accounts are credited with gains or losses in accordance with the Participants’ selections.

All contributions are placed in a rabbi trust which restricts the Employer’s use of and access to the contributions. However, all money in the rabbi trust remains subject to the Employer’s general creditors in the event of bankruptcy. The trustee, Wells Fargo Bank Minnesota, N.A., is entitled to invest the trust fund in accordance with guidelines established by the Employer. Currently, all assets are invested in a Trust-Owned Life Insurance policy. To the extent that the funds in the trust are insufficient to pay Plan benefits, the Employer is required to fund the difference.

The Plan Committee, which does not include any of our named executive officers, is charged with responsibility to select certain mutual funds, insurance company separate accounts, indexed rates or other methods (the “Measurement Funds”) for purposes of crediting or debiting additional amounts to Participants’ account balances. Participants may elect one or more of these Measurement Funds for purposes of crediting or debiting additional amounts to his or her account balance. As necessary, the Plan Committee may discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Plan Committee gives Participants advance written notice of such change. Participants can change their Measurement Fund allocation as often as daily. The Measurement Funds are valued daily at their net asset values.

Using the weighted average return methodology, the rate of return for the Plan, as a weighted portfolio, for the one-year period ended July 31, 2007 was 14.81%. The rate of return of the S&P 500 for that same period was 16.13%. For this purpose, the weighted portfolio is a weighted average percentage allocation based on the Plan sponsor’s liability holdings for a given point in time, and the weighted average returns are calculated based on the weights assigned using the returns of the underlying funds. Actual account cash balances were not used in calculating this performance. Additionally, account deposits, withdrawals, transfers, loans and death benefits, as well as the timing of any flows were not considered in this performance calculation. The Plan does not provide for the payment of interest based on above-market rates.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes the Company’s equity compensation plans as of July 31, 2007:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(in thousands)		(in thousands)
Equity compensation plans approved by security holders(1)	1,375	$27.55	2,908
Equity compensation plans not approved by security holders	—	—	—

Total	1,375	$27.55	2,908

(1)	Columns (a) and (b) do not include 15,834 shares of restricted stock which are subject to vesting over the next two years. Column (a) includes 179,341 RSUs that are not included in the calculation of the Weighted-Average Exercise Price in column (b).
(2)	Includes the gross number of shares underlying outstanding SARs. Upon the exercise of a SAR, the actual number of shares we will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations. Shares not actually issued to the participant and shares withheld to cover payment of applicable tax withholding obligations will become available for future issuance under our plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into employment agreements with certain of our named executive officers, as described above. These agreements require us to provide compensation to these executives in the event of a termination of employment or a change in control of the Company. Each of the employment agreements provide that the Company may terminate the executive at any time with or without cause. However, if the executive’s employment is terminated without cause or terminated by the executive for good reason, then the executive shall be entitled to receive compensation in the amounts and under the circumstances described below.

In addition, the forms of award agreements used with all of our employees provide for the full acceleration of vesting of outstanding stock options, SARs, restricted stock, and RSUs upon a change in control of the Company.

Robert A. Katz, Chief Executive Officer

The restricted stock and SARs granted to Mr. Katz in connection with his initial appointment as the Chief Executive Officer, along with any restricted shares, RSUs, SARs or options later granted, vest automatically upon a change of control of the Company or if Mr. Katz is terminated without cause or resigns for good reason (each as defined in the agreement). In such cases, so long as he has executed a release in connection with his termination, Mr. Katz will be entitled to receive his base salary for a two-year period and a pro-rata bonus in the year of termination.

The following table describes the estimated potential compensation to Mr. Katz upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$1,687,050	—	$1,687,050
Option/SAR/RSU/Restricted Stock Acceleration	$4,309,158	$4,309,158	—
Bonus	$674,820	—	$674,820
Health Insurance	—	—	—
Total	$6,671,028	$4,309,158	$2,361,870

(1)	Assumes the following: (a) current base salary equal to $843,525 is in effect as of the assumed termination or change in control date of July 31, 2007; (b) executive’s unvested 158,337 SARs and unvested restricted stock of 15,834 shares at July 31, 2007 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $53.55); and (c) all Company and individual performance targets under the Management Incentive Plan are met and executive’s pro rata bonus payable as of the termination date is the Target amount indicated under Non-equity Incentive Plan Awards in the Grants of Plan-Based Awards table above.
(2)	Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

Jeffrey W. Jones, Senior Executive Vice President and Chief Financial Officer

Upon termination of Mr. Jones’ employment agreement by the Company without cause, or termination by Mr. Jones with good reason, so long as he has executed a release in connection with his termination, Mr. Jones is entitled to continue to receive his base salary, plus certain insurance benefits, for a period of twelve months following his termination, along with a pro-rated bonus in the year of termination. In addition, 40,000 RSUs and 100,000 stock options granted to Mr. Jones on September 30, 2005 and which cliff vest in full on the third anniversary of the date of grant will become vested in full upon his termination without cause or resignation for good reason (each as defined in the agreements).

The following table describes the estimated potential compensation to Mr. Jones upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$455,271	—	$455,271
Option/SAR/RSU Acceleration	$4,689,000	$6,414,209	—
Bonus	$263,925	—	$263,925
Health Insurance	$17,496	—	$17,496
Total	$5,425,692	$6,414,209	$736,692

(1)	Assumes the following: (a) current base salary equal to $455,271 is in effect as of the assumed termination or change in control date of July 31, 2007; (b) executive’s unvested stock options for 100,000 shares and unvested RSUs for 40,000 shares at July 31, 2007 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $53.55) in the case of termination without cause or resignation for good reason; (c) executive’s unvested stock options for 136,667 shares, unvested 24,021 SARs and unvested RSUs for 45,663 shares at July 31, 2007 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $53.55) in the case of a change in control; (d) all Company and individual performance targets under the Management Incentive Plan are met and executive’s pro rata bonus payable as of the termination date is the Target amount indicated under Non-equity Incentive Plan Awards in the Grants of Plan-Based Awards table above; and (e) group health insurance rates at July 31, 2007 remain the same during the severance period.
(2)	Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

William A. Jensen, President, Mountain Division

Upon termination of Mr. Jensen’s employment by the Company, without cause, or by Mr. Jensen for good reason, so long as he has executed a release in connection with his termination, Mr. Jensen shall be entitled to continue to receive his then current base salary, plus certain insurance benefits, for a period of twelve months following termination, along with a pro-rated bonus in the year of termination. In the event that at any time after six months following a change in control, as defined in the agreement, Mr. Jensen’s agreement is terminated without cause, or by him for good reason, or is not renewed by the Company, then Mr. Jensen is entitled to receive his then-current base salary through the date of termination or non-renewal, a pro-rata bonus in the year of termination or non-renewal and continuation of his then-current base salary for a period of eighteen months from the date of termination or non-renewal.

The following table describes the estimated potential compensation to Mr. Jensen upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$445,560	—	$668,340
Option/SAR/RSU Acceleration	—	$1,942,794	—
Bonus	$207,000	—	$207,000
Health Insurance	$10,608	—	$15,912
Total	$663,168	$1,942,794	$891,252

(1)

Assumes the following: (a) current base salary equal to $445,560 is in effect as of the assumed termination or change in control date of July 31, 2007; (b) executive’s unvested stock options for 28,333 shares, unvested 49,928 SARs and unvested RSUs for 15,491 shares at July 31, 2007 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $53.55); (c) all Company and individual performance targets under the Management Incentive Plan are met and executive’s pro rata bonus payable as of the termination date is the Target amount indicated under Non-equity Incentive Plan Awards in the Grants of Plan-Based Awards table above; and (d) group health insurance rates at July 31, 2007 remain the same during the severance period.

(2)	Based on termination without cause or resignation for good reason within six months following a change of control. Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that 18 months (rather than 12 months) of salary and health benefits continuation becomes due and equity awards would have already accelerated in full upon the change in control event.

Keith A. Fernandez, President, Real Estate Division, Vail Resorts Development Company

Mr. Fernandez’s employment agreement provides that upon (i) the giving of notice of non-renewal by VRDC or termination by VRDC without cause or (ii) termination by Mr. Fernandez for good reason, Mr. Fernandez is entitled to receive certain benefits so long as he has executed a release in connection with his termination. Such benefits include: (a) payment of Mr. Fernandez’s then-current base salary through his final date of employment, (b) one year of then-current base salary payable in a lump sum, (c) a prorated bonus (provided that applicable performance targets are met) for the portion of VRDC’s fiscal year through the effective date of the termination or non-renewal, (d) any fully vested SARs and RSUs of the Company, and (e) one year’s COBRA premiums for continuation of health and dental coverage, adjusted for potential increases or decreases in premiums.

The following table describes the estimated potential compensation to Mr. Fernandez upon termination or a change in control of the Company:

Executive Benefits and Payments (1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control (2)
Base Salary	$420,000	—	$420,000
Option/SAR/RSU Acceleration	—	$449,079	—
Bonus	$200,000	—	$200,000
Health Insurance	$17,496	—	$17,496
Total	$637,496	$449,079	$637,496

(1)	Assumes the following: (a) current base salary equal to $420,000 is in effect as of the assumed termination or change in control date of July 31, 2007; (b) executive’s unvested 11,084 SARs and unvested RSUs for 4,677 shares at July 31, 2007 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $53.55); (c) all Company performance and individual targets under the Management Incentive Plan are met and executive’s pro rata bonus payable as of the termination date is the Target amount indicated under Non-equity Incentive Plan Awards in the Grants of Plan-Based Awards table above; and (d) group health insurance rates at July 31, 2007 remain the same during the severance period.
(2)	Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

Fiona E. Arnold, Senior Vice President and General Counsel

The Company does not presently have an employment agreement with Ms. Arnold. For certain levels of employees, in which Ms. Arnold, but not the other executive officers, is deemed a part, the Compensation Committee has adopted a policy of granting severance of one year of base salary in connection with a termination without cause of such employee. The following table describes the estimated potential compensation to Ms. Arnold upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$300,000	—	$300,000
Option/SAR/RSU Acceleration	—	$50,123	—
Bonus	—	—	—
Health Insurance	—	—	—
Total	$300,000	$50,123	$300,000

(1)	Assumes the executive’s unvested RSUs for 936 shares at July 31, 2007 would be subject to accelerated vesting on the assumed termination or change in control date of July 31, 2007 (when the last reported closing price per share of our common stock was $53.55).
(2)	Benefits triggered upon termination without cause may or may not apply in the same manner following a change in control, depending upon whether the new owners continued to honor the Compensation Committee’s severance policy for this grade level of employees. The equity awards would have already accelerated in full upon the change in control event.

Roger D. McCarthy, former Co-President, Mountain Division

On March 30, 2007, Roger D. McCarthy, the former Co-President of the Mountain Division, tendered his resignation from all positions he held with the Company and its subsidiaries, effective May 4, 2007. Based on his voluntary resignation, Mr. McCarthy was not entitled to any post-termination benefits under his employment agreement, and based on the termination of his employment effective May 4, 2007, Mr. McCarthy would not be eligible for any payment based on a potential termination or change in control as of July 31, 2007.

Martha D. Rehm, former Executive Vice President and General Counsel

On December 7, 2006, the Company entered into a separation agreement and mutual general release with Martha D. Rehm, Executive Vice President, General Counsel and Secretary of the Company, pursuant to which Ms. Rehm separated from the Company effective April 30, 2007. A description of the compensation paid to Ms. Rehm in connection with such termination of employment is provided in the section entitled “Employment Agreements” above and is included in the Summary Compensation Table. Based on the termination of her employment effective April 30, 2007, Ms. Rehm would not be eligible for any payment based on a potential termination or change in control as of July 31, 2007.

PROPOSAL 2. APPROVAL OF THE MATERIAL TERMS FOR PAYMENT OF VAIL RESORTS ANNUAL EXECUTIVE INCENTIVE COMPENSATION

On September 25, 2007, our Board, upon recommendation by the Compensation Committee of the Board, approved the revised Vail Resorts, Inc. Management Incentive Plan, which we refer to as the Plan, and directed that the material terms for payment of bonuses under the Plan be submitted to stockholders at the annual meeting. If the stockholders approve this proposal, the compensation paid pursuant to such material terms will be fully deductible by the Company for financial income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, or the Code.

Section 162(m) of the Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to certain of its officers. Under the Code, however, there is no limitation on the deductibility of “qualified performance-based compensation.” Qualified performance-based compensation by the Company must be paid solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee of the board of directors while the attainment of such goals is substantially uncertain. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or the Company as a whole, but need not be based on an increase or positive result under the business criteria selected. The Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. Stockholders must approve the types of performance goals and the maximum amount that may be paid to officers or the formula used to calculate such amount.

The following summary of the Plan is qualified in its entirety by express reference to the Plan, which is attached as Appendix “B” to this Proxy Statement.

Purpose

The purpose of the Plan is to promote the interests of the Company and its stockholders by rewarding Company executives with bonus payments based upon the level of achievement of financial, business and other performance objectives established in accordance with the Plan. The Plan is effective for fiscal years commencing August 1, 2007 and ending July 31, 2012. If certain requirements are satisfied, incentive compensation payouts issued under the Plan may qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Eligibility

All full-time employees of the Company and any of its subsidiaries at executive levels identified in the Company’s compensation grade structure are eligible to participate in the Plan. Because our executive officers are eligible to receive awards under the Plan, our executive officers have an interest in this proposal.

Administration

The Plan is to be administered by the Compensation Committee, and the Compensation Committee has the authority to set performance targets and funding levels under the Plan. With respect to incentive compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, each member of the Compensation Committee shall qualify as an “outside director” within the meaning of Section 162(m) of the Code.

Determination of Awards

Annual performance-based compensation under the Plan is payable only upon the attainment by the Company of one or more objective performance goals established in writing by the Compensation Committee for the fiscal year, at a time in which the attainment of such goals is substantially uncertain. Performance goals established for determining the funding level of the Plan in any given fiscal year are based upon the achievement by the Company of one or more Reported EBITDA (as defined below) results on a mountain segment, lodging segment, and/or resort (mountain and lodging segments) basis, which we refer to as the EBITDA Goals, and, for VRDC executives, one or more of the following VRDC performance goals: attaining Reported EBITDA targets for the Company’s real estate segment, achieving pre-sales targets on real estate projects, receiving zoning approval on real estate projects, meeting budgeted profitability on real estate projects, and achieving sales targets in existing real estate projects, which we refer to collectively as the VRDC Performance Goals. For purposes of the Plan, Reported EBITDA is calculated as segment net revenue less segment operating expense plus or minus segment equity investment income or loss. Once the Plan funding level is determined, individual awards are determined based partly upon attainment of the EBITDA Goals and, if applicable, the VRDC Performance Goals, and partly upon the individual’s level of attainment of the executive’s individual performance goals. The specific target percentage for each executive’s annual performance-based compensation is set based on the executive’s position within the Company.

The Compensation Committee from time to time may approve payment of discretionary annual incentive compensation based on business criteria other than the foregoing performance goals. Any such discretionary compensation would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m).

Plan Payouts

Individual bonus determinations will be paid in cash or pursuant to equity awards granted under the Company’s equity compensation plan, or a combination thereof, at the discretion of the Compensation Committee, between August 1 and November 30 following the previous fiscal year end.

Maximum Award

The amounts that will be paid pursuant to the Plan are not currently determinable, as described below. The maximum amount that may be earned as an award under the Plan for any Plan year by any one eligible employee is $4,000,000.

Awards to Be Granted to Certain Individuals and Groups

The annual awards that will be payable in the future based on Plan performance goals cannot be determined, because the payment of such awards would be contingent upon the attainment of the pre-established performance goals and the maximum amount of funding under the Plan in any fiscal year would depend on the Company’s performance for the applicable performance period.

Federal Income Tax Consequences

Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, the Company will receive a deduction for the amount constituting ordinary income to the participant.

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares represented in person or by proxy which are entitled to vote and which have actually been voted on this matter is required for the approval of the Plan.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE FOREGOING MATERIAL TERMS FOR PAYMENT OF ANNUAL EXECUTIVE INCENTIVE COMPENSATION.

PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the year ending July 31, 2008, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been the Company’s independent registered public accounting firm since 2002. PricewaterhouseCoopers LLP expects to have a representative at the 2007 annual meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. It is understood that even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Fees Billed to Vail Resorts by PricewaterhouseCoopers LLP during Fiscal Years ended July 31, 2007 and 2006

Audit Fees.    Audit fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q with respect to the fiscal years ended July 31, 2007 and July 31, 2006 financial statements were $2,410,293 and $2,303,318, respectively. For the fiscal years ended July 31, 2007 and July 31, 2006, such fees included fees for PricewaterhouseCoopers LLP’s examination of the effectiveness of the Company’s internal control over financial reporting, as well as, for the fiscal year ended July 31, 2006, PricewaterhouseCoopers LLP’s examination of management’s assessment of such effectiveness.

Audit-Related Fees.    Audit-related fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP with respect to the fiscal years ended July 31, 2007 and July 31, 2006 were $0 and $4,000, respectively. For the fiscal year ended July 31, 2006, such fees include audit fees related to the Vail Resorts 401(k) Retirement Plan.

Tax Fees.    There were no tax fees billed or billable to the Company by PricewaterhouseCoopers LLP with respect to the fiscal years ended July 31, 2007 and July 31, 2006.

All Other Fees.    All other fees (including expenses) billed by PricewaterhouseCoopers LLP with respect to the fiscal years ended July 31, 2007 and July 31, 2006 were $3,123 and $3,087, respectively. For the fiscal years ended July 31, 2007 and July 31, 2006, such fees were for access to a research database.

The Audit Committee determined that the provision of services other than audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services in between Audit Committee meetings subject to ratification by the Audit Committee at its next meeting. Fees for non-audit services that are not pre-approved must be less than 5% of total fees paid. For the fiscal years ended July 31, 2007 and July 31, 2006, 100% of the fees included under the headings “Audit-Related Fees” and “All Other Fees” above were pre-approved by the Audit Committee.

Vote Required For Approval

The affirmative vote of the holders of a majority of the shares represented in person or by proxy which are entitled to vote and which have actually been voted on this matter is required for this proposal to be adopted.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FUTURE STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and proxy for the 2008 annual meeting of Stockholders is June 28, 2008.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2008 annual meeting of Stockholders must be delivered to the Secretary of the Company no later than thirty (30) days prior to the 2008 Annual Meeting of Stockholders; provided that in the event notice of the date of the 2008 Annual Meeting of Stockholders is not made at least sixty (60) days prior to the date of such meeting, notice by the stockholder to be timely must be so received not later than the close of business on the ninth calendar day following the day on which notice is first made of the date of the 2008 Annual Meeting of Stockholders. Such notices must be in accordance with the procedures described in the Company’s bylaws. You can obtain a copy of the Company’s bylaws by writing the Secretary at the address shown on the cover of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders may be “householding” our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Notice of Internet Availability of Proxy Materials, proxy statement and annual report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and annual report to the Company at: Vail Resorts, Inc., Attention: Investor Relations, 390 Interlocken Crescent, Broomfield, Colorado, 80021, or by calling (303) 404-1819. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials, proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

At the date of this proxy statement, the Board has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

Fiona E. Arnold Senior Vice President, General Counsel and Secretary

October 26, 2007

A copy of the Company’s annual report to the SEC on Form 10-K for the fiscal year ended July 31, 2007 is available without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021.

Appendix A

Standards of Director Independence

A director shall be considered independent if the Board makes an affirmative determination after a review of all relevant information that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

In addition to the foregoing, a director shall not fail to meet any of the independence tests set forth in section 303A.02(b) of the NYSE Listed Company Manual or any successor provisions thereto, which tests include:

•	The director is, or has been within the last three years an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board will deem a director to be independent if no relationship or transaction exists that would disqualify a director under the NYSE tests set forth above and no other relationships or transactions exist of a type not specifically mentioned that, in the Board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment.

To assist it in evaluating the broad array of potential relationships between a director and the Company, the Board has categorically determined that none of the following relationships or transactions constitutes a “material relationship” between a director and the Company:

•

The director, an entity with which a director is affiliated, or one or more members of the director’s immediate family, purchased property or services from the Company (i) in an aggregate amount for all transactions in a fiscal year of less than $50,000 or (ii) on terms generally available to other employees of the Company during the Company’s last fiscal year;

•

The Company (i) paid to, employed, or retained one or more members of the director’s immediate family or (ii) provided personal benefits to the director or one or more members of such director’s immediate family, in an aggregate amount of less than $50,000 per fiscal year for such payments, compensation or personal benefits.

A-1

Appendix B

VAIL RESORTS, INC.

MANAGEMENT INCENTIVE PLAN

EXECUTIVES GRADE 32 & ABOVE

Objective

The purpose of the Management Incentive Plan (the “Plan”) is to reinforce individual employee behaviors that contribute to the mission, values, growth and profitability of Vail Resorts, Inc. by:

•	Rewarding and recognizing goal-exceeding performance in one or more of the following areas:

•	Resort (Mountain and Lodging Segments) EBITDA (Corporate, Mountain and Lodging executives)

•	Mountain EBITDA and Lodging EBITDA (Mountain and Lodging executives)

•	Division Goal Attainment (VRDC executives)

•	Individual employee performance, including adherence to the Company’s mission and values (All executives)

Eligibility

All full-time employees of Vail Resorts, Inc. and any of its subsidiaries (collectively, the “Company”) at grade levels 32 and above as identified in the Company’s compensation grade structure are eligible to participate in the Plan (excluding employees who participate in a department specific incentive plan).

For employees who become or cease to be eligible (other than due to separation from employment with the Company) or who move between eligibility target levels under this Plan during a fiscal year, the amount of their award, if any, will be prorated (by month) based on the length of time in each eligible position. If an employee is promoted into a grade level 32 or above during a fiscal year and becomes eligible to participate in this Plan, the employee will be eligible to receive an award in that fiscal year, which award may be prorated, under this Plan or their previous bonus plan and level, at the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Bonuses under the Plan do not accrue until the date Plan payments are made. To be eligible to receive a payment, a participant must be employed by the Company on the date Plan payments are made.

Anyone hired after the end of the third quarter of the fiscal year will not be eligible to receive an award in that fiscal year, except at the sole discretion of the Compensation Committee.

Effective Dates

The Plan is effective August 1, 2007, and will conclude on July 31, 2012.

Funding

For Corporate executives, the Plan is 100% funded based on Resort EBITDA.

For Mountain executives, the Plan is 50% funded based on Resort EBITDA and 50% funded based on Mountain EBITDA.

For Lodging executives, the Plan is 50% funded based on Resort EBITDA and 50% funded based on Lodging EBITDA.

For VRDC executives, the Plan is 1/4 funded based on Resort EBITDA and 3/4 funded based on the attainment of one or more of the following VRDC performance goals: attaining EBITDA targets for the Company’s real estate segment, achieving pre-sales targets on real estate projects, receiving zoning approval on real estate projects, meeting budgeted profitability on real estate targets, and achieving sales targets in existing real estate projects (collectively, the “VRDC Goals”).

The maximum amount that may be earned as an award under the Plan for any Plan year by any one eligible employee shall be $4,000,000. The schedule attached hereto as Exhibit A is used to determine the percent of the target bonus funded by Resort, Mountain and Lodging EBITDA performance. The schedule attached hereto as Exhibit B is used to determine the percent of the target bonus funded by VRDC Goals. The Compensation Committee will establish the Resort, Mountain and Lodging EBITDA performance targets and corresponding funding levels and the VRDC Goals and may amend Exhibit A and Exhibit B by October 29 of each fiscal year and while the attainment of such goals is substantially uncertain.

Target Percentages

The target bonuses as a percentage of base salary for executives in different divisions of the Company for purposes of the Plan and at different grade levels are set forth on Exhibit C attached hereto. The Compensation Committee may amend Exhibit C in its sole discretion on a yearly basis by October 29 of each fiscal year and while the attainment of Resort, Mountain and Lodging EBITDA performance targets and corresponding funding levels and VRDC Goals is substantially uncertain.

Individual Bonus Determinations

Bonus determinations for individual executives are determined adjusting the funded target bonus by the application of negative discretion as follows:

For Corporate Executives:

1.	1/2 of the total bonus will be determined based upon Resort EBITDA performance; and

2.	1/2 of the total bonus will be determined based upon individual performance.

For Mountain Executives:

1.	1/4 of the total bonus will be determined based upon Resort EBITDA performance;

2.	1/4 of the total bonus will be determined based upon Mountain EBITDA performance; and

3.	1/2 of the total bonus will be determined based upon individual performance.

For Lodging Executives:

1.	1/4 of the total bonus will be determined based upon Resort EBITDA performance;

2.	1/4 of the total bonus will be determined based upon Lodging EBITDA performance; and

3.	1/2 of the total bonus will be determined based upon individual performance.

For VRDC Executives:

1.	1/4 of the total bonus will be determined based upon Resort EBITDA performance;

2.	1/4 of the total bonus will be determined based upon VRDC Goals performance; and

3.	1/2 of the total bonus will be determined based upon individual performance.

Individual Performance

Individual performance for all executives (other than the Chief Executive Officer) will be determined through the applicable fiscal year performance review process, which will be conducted by the Chief Executive Officer and reviewed by the Compensation Committee. The Compensation Committee will conduct the individual performance review for the Chief Executive Officer. Higher performing executives will receive larger rewards for the individual portion of the bonus than their lower performing peers.

Example:

Grade 34 Mountain Executive earning $200,000 annually; Target Bonus % = 50%

Assume Resort EBITDA and Mountain EBITDA at 100% of target

Resort EBITDA Funding = $200,000 x 50% x 50% = $50,000

Mountain EBITDA Funding = $200,000 x 50% x 50% = $50,000

Total Funding = $100,000

Payout:

•	1/4 based upon Resort EBITDA = 1/4 x $100,000 = $25,000

•	1/4 based upon Mountain EBITDA = 1/4 x $100,000 = $25,000

•	1/2 based upon individual performance (“average”) = $50,000

•	Total average individual bonus = $100,000

•

Individual performance can range from $0 to “average” amount to 166% of the “average” amount ($0 to $83,000 for this example). The highest performing executives could receive in excess of 1/2 of their target bonus allocated for individual performance (subject to overall funding limits of the Plan in any fiscal year), whereas the lowest performing executive could receive as little as $0 for their individual performance portion of their bonus.

Plan Payouts

Individual bonus determinations calculated in accordance with the terms of this Plan will be paid in cash or pursuant to equity awards granted under the Company’s equity compensation plan, or a combination thereof, at the discretion of the Compensation Committee, minus applicable deductions and withholding as required by law, between August 1 and November 30 following the previous fiscal year end.

Termination of Employment

As stated above, employees whose employment ends prior to the payment date under the Plan for any fiscal year will not be eligible, subject to the discretion of the Compensation Committee. However, if an otherwise eligible employee is not employed as of the date of the payout under the Plan due to death, short-term or long-term disability, such employee, if they would have otherwise received a payout under the Plan but for their death or disability, shall be entitled to receive a pro-rated (by month) payment for the portion of the fiscal year the employee was actively employed.

Leave of Absence

Individual bonus determinations for employees who have a paid or unpaid leave of absence (this does not include vacation) in excess of one month during the Plan year will be pro-rated to reflect the time on leave.

Plan Administration, Modification and Discontinuance

This Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the Plan and to make, amend, or nullify any rules and procedures deemed necessary for proper Plan administration, including, but not limited to, performance targets, results and extraordinary events. The EBITDA performance targets and corresponding funding levels shall be adjusted for acquisitions, divestitures, or board imposed unbudgeted expenses in the discretion of the Compensation Committee. In addition, any stock compensation expense or restructuring expense will be excluded from the applicable EBITDA performance targets used to determine funding/payout levels.

Notwithstanding the foregoing, no Plan payouts will be made until and unless the Compensation Committee has certified that the performance goals and all other material terms have been satisfied. The Compensation Committee has the sole discretion to modify the application of this Plan.

Continued Employment

The Plan is not intended to and shall not be deemed to confer on any employee a guarantee of continued employment by the Company.

VAIL RESORTS VAIL RESORTS, INC. 390 INTERLOCKEN CRESCENT BROOMFIELD, CO 80021

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Vail Resorts, Inc. and the impact on the environment in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vail Resorts, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail your Proxy Card

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	VAILR1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VAIL RESORTS, INC.

The Board of Directors Recommends a Vote FOR

Items 1, 2, 3 and 4.

Vote On Directors

1.	Election of directors:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01) Roland A. Hernandez	05) Joe R. Micheletto
	02) Thomas D. Hyde	06) John F. Sorte	☐	☐	☐
	03) Robert A. Katz	07) William P. Stiritz
04) Richard D. Kincaid

Vote On Proposals						For	Against	Abstain

2.	Approve the material terms for payment of our annual executive incentive compensation under our Management Incentive Plan					☐	☐	☐

3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm					☐	☐	☐

4.	In the discretion of the persons named as proxies in this Proxy, transact such other business as may properly come before the meeting					☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

	☐	☐
Please indicate if you plan to attend this meeting.	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VAIL RESORTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, December 7, 2007

10:00 a.m., Mountain Standard Time

Renaissance Suites Hotel

500 Flatiron Boulevard

Broomfield, Colorado 80021

VAIL RESORTS	Vail Resorts, Inc. 390 Interlocken Crescent Broomfield, Colorado 80021	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 7, 2007.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Jeffrey W. Jones and Fiona E. Arnold, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)